UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Tesco Corporation
(Name of Registrant as Specified In Its Charter)
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TESCO CORPORATION

NOTICE OF ANNUAL GENERAL MEETING
OF SHAREHOLDERS
To Be Held On May 12, 2015

PROXY STATEMENT

April 9, 2015

TESCO CORPORATION

NOTICE OF ANNUAL GENERAL MEETING
OF SHAREHOLDERS
To Be Held May 12, 2015

NOTICE IS HEREBY GIVEN that the annual general meeting of the shareholders (the "Meeting") of Tesco Corporation (“TESCO” or the "Corporation") will be held at The Woodlands Waterway Marriott Hotel & Convention Center, 1601 Lake Robbins Drive, The Woodlands, Texas 77380, United States of America, on May 12, 2015 at 11:00 a.m. (Central Time) for the following purposes:

1.	to receive the consolidated financial statements of the Corporation for the year ended December 31, 2014 and the report of the auditors thereon;

2.	to elect directors for the ensuing year or until their successors are elected or appointed ("Proposal One");

3.	to appoint Ernst & Young LLP as our independent auditors to hold office until the next annual general meeting of the shareholders ("Proposal Two");

4.	to approve, on a non-binding advisory basis, the 2014 named executive officer compensation ("Proposal Three"); and

5.	to transact such other business as may properly be brought before the Meeting or any adjournment thereof.

Only shareholders of record at the close of business on April 2, 2015 will be entitled to notice of, and to vote at, the Meeting, except that a transferee of Common Shares after such record date may, not later than ten days before the Meeting, establish a right to vote at the Meeting by providing evidence of ownership of Common Shares and demanding that his or her name be placed on the shareholder list for the Meeting in place of the transferor.

Whether or not you plan to attend the Meeting, please vote as soon as possible. As an alternative to voting in person at the Meeting, you may mail the completed proxy card attached to this proxy statement, vote via the Internet, or vote by telephone. For detailed information regarding voting instructions, please refer to the section entitled "Information About Voting" on page 7 of the enclosed proxy statement. You may revoke a previously delivered proxy at any time prior to the Meeting. If you decide to attend the Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Meeting.

DATED at Houston, Texas this 9th day of April, 2015.
By Order of the Board of Directors

/s/ Dean Ferris
Dean Ferris
Corporate Secretary

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this proxy statement and in the Corporation’s Annual Report for the year ended December 31, 2014 (the "Corporation's Annual Report"). You should read the entire proxy statement and the Corporation’s Annual Report carefully before voting.
Annual General Meeting of Shareholders

• Time and Date:	11:00 a.m. (Central Time); May 12, 2015
• Place:	The Woodlands Waterway Marriott Hotel & Convention Center, 1601 Lake Robbins Drive, The Woodlands, Texas 77380, United States of America
• Record Date:	April 2, 2015
• Voting:	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.
Voting Matters

Matter	Board Vote Recommendation	Page Reference (for more detail)
Election of Directors	FOR EACH DIRECTOR NOMINEE	37
Appoint Ernst & Young LLP as our Independent Auditors for 2015	FOR	39
Non-Binding Advisory Vote to Approve 2014 Named Executive Officer Compensation	FOR	40
Board Nominees
The following table provides summary information about each director who is nominated for election. Each nominee is nominated for election to serve terms expiring at the close of the 2016 annual meeting of shareholders or until their successors are elected and qualified.

Name and Occupation	Age	Director Since	Experience/Qualification	Independent	Committee Assignment(s)	Current Other Public Directorships
Fernando R. Assing President and Chief Executive Officer of the Corporation	49	2014	•Engineering •Industry •International •Leadership •Technology
John P. Dielwart Independent Businessman	62	2014	•Industry •International •Leadership •Public Policy •Technology	☑	•Audit •Compensation	•ARC Resources Ltd. •Denbury Resources Inc. •TransAlta Corporation
Fred J. Dyment Independent Businessman	66	1996	•Accounting •Finance •Leadership •Industry •International •Public Policy •Technology	☑	•Audit •Compensation •Corporate Governance & Nominating Committee	•ARC Resources Ltd. •Major Drilling Group International Inc. •TransGlobe Energy Corporation •WesternZagros Resources Ltd.

Name and Occupation	Age	Director Since	Experience/Qualification	Independent	Committee Assignment(s)	Current Other Public Directorships
Gary L. Kott Independent Businessman	73	2000	•Accounting •Finance •Human Resources •Industry •Leadership •Public Policy	☑	•Audit •Compensation
R. Vance Milligan, Q.C., ICD.D Retired Partner, Bennett Jones LLP, Barristers & Solicitors	63	2006	•Corporate Governance •Industry •Leadership •Public Policy	☑	•Compensation •Corporate Governance & Nominating	•Newalta Corporation
Elijio V. Serrano Senior Vice President and Chief Financial Officer of TETRA Technologies	57	2014	•Accounting •Finance •Leadership •Industry •International •Technology	☑	•Audit •Corporate Governance & Nominating
Michael W. Sutherlin Independent Businessman	68	2012; 2002- 2011	•Finance •Industry •International •Leadership •Public Policy •Technology	☑	Chairman and ex-officio member of all committees	•Peabody Energy
Attendance
Each director attended at least seventy-five percent (75%) of the combined applicable Board and committee meetings in 2014.
Corporate Governance Highlights
To maintain our valuable reputation, and to build on our success, we must conduct our business in a manner that is both legal and ethical, consistent with prevailing best practices. The Board believes that effective corporate governance is an integral part of our corporate culture and will enable us to achieve our long-term strategic goals. As part of our continual efforts to improve our corporate governance, the Board implemented the following enhancements since our annual general meeting of shareholders held in 2014: (i) a Conflicts Minerals Sourcing Policy; (ii) an amended Outside Commitments Policy for our Board members; and (iii) amendments to our Code of Business Conduct and Ethics Policy.
Good corporate governance is a priority at TESCO. Highlights include:

•	6 of 7 Director Nominees are Independent;
•	Annual Election of All Directors;
•	Majority Voting in Director Elections;
•	Independent Chairman;
•	Structured Process for Board Risk Oversight;
•	Active Shareholder Outreach;
•	No Poison Pill;
•	No Compensation Committee Interlocks;
•	Annual Review of Key Corporate Policies and all Board Policies;
•	Regular Succession Planning of Key Executive Officers and All Directors; and
•	Prohibition on Hedging and Pledging of our Equity by Directors, Officers, and Employees.

Executive Compensation Highlights
We aim to design our executive compensation practices for our named executive officers ("NEOs") to drive performance that aligns with our shareholders' long-term interests. Highlights include:

•	Using performance-based (versus time-based) equity awards for the majority of our long-term incentive awards to NEOs.
•	Providing reasonable post-employment and change of control provisions through employment agreements.
•	Since 2013, no excise tax gross-ups provided in any new or amended employment agreement.
•	Reviewing at least biennially the executive compensation program design, market competitiveness, and best practices.
•	Periodically reviewing our compensation program to minimize any features that may encourage undue risk-taking.
•	No re-pricing of underwater stock options.
•	Including double-trigger change of control provisions in all active NEO employment agreements.
•	Maintaining share ownership requirements for directors and senior executive officers, which reinforce our strong focus on executive stock ownership and shareholder alignment.
•	The Compensation Committee consists entirely of independent directors.

New in 2015

•
Updating the terms of our Chief Executive Officer's employment agreement. Comparing the employment agreements of our new CEO to our retired CEO, the new CEO employment agreement (i) includes a clawback provision, (ii) in the event of a change of control, excludes a tax gross-up, (iii) provides a carve-back mechanism to reduce any change of control severance payment to avoid 280g excise tax liability; and (iv) has a double as opposed to single trigger for any change of control severance payment.

•
Changing the mix of long-term equity awards. For the equity awards granted in December 2014, the mix of equity to NEOs changed to 50% PSUs, 30% RSUs, and 10% Stock Options. This reflects an increase in PSUs and decrease in Stock Options compared to the prior year's equity awards. As with prior grants, a majority of the equity granted to NEOs is at-risk based on the Corporation's operational performance and stock price performance.

•
Expanding the performance period for PSUs. For PSUs granted in December 2014, the performance period is expanded to three years as compared to the one year performance periods of the prior PSU grants. A matrix sets forth the performance metrics for different revenue achievements over the three-year performance period.

•
New PSU metrics. For the equity awards granted in December 2014, the metrics are (i) earnings per share ("EPS") and (ii) return on capital employed ("ROCE"). This reflects a change from the total shareholder return and operating income percentage metrics used in the prior PSU awards.

•
Revised peer group. We updated our compensation peer group to validate the integrity of its composition for use in compensation comparisons, eliminating several companies and adding one which we believe is more comparable to our size, business, and competition for recruiting senior executive talent.

•
Voluntary Reduction in Fees Paid to Directors. Effective January 1, 2015, all Directors are subject to a 5% reduction in the annual retainers and meeting fees otherwise due to them in recognition of market conditions and as part of our other cash conservation initiatives.

•
Reduction in Base Salaries to NEOs in the United States. Effective April 5, 2015, all NEOs based in the United States are subject to a 5% reduction in their 2014 annual base salary in recognition of market conditions and as part of our other cash conservation initiatives.

•
Reduced Perquisites. In March 2015, we terminated the matching program for senior executives to the employee stock savings plan (ESSP). In April 2015, we discontinued the direct reimbursement to senior executives for annual physical exams; comparable exams remain available to the senior executive officers, as well as other employees through the TESCO health benefit programs, as applicable.

Auditors
In conformity with the Alberta Business Corporations Act, we are asking our shareholders to appoint Ernst & Young LLP as our independent registered public accounting firm for 2015.
Executive Compensation Advisory Vote
We are asking our shareholders to approve on a non-binding, advisory basis our 2014 named executive officer ("NEO") compensation. The Board recommends a FOR vote because it believes that our compensation policies and practices are effective in achieving the Corporation's goals of (i) attracting, retaining, and motivating executive officers who perform at a high level, (ii) aligning the executives’ interests with those of our shareholders, and (iii) encouraging short-term and long-term focus, with an emphasis on avoiding excessive risk-taking. NEO compensation reflects amounts of cash and long-term equity incentive compensation consistent with the Corporation's results and performance despite continuing market challenges impacting the natural gas and oil industry.

Business Highlights
In 2014, we delivered on a number of key initiatives and implemented two programs to return cash to shareholders. Below are just a few of the highlights.

•	Total Shareholder Return Compared to the Compensation Peer Group. In 2014, TESCO performed better than two-thirds (66%) of its compensation peer group.
•
Shareholder Return.  We initiated dividend and stock repurchase programs to return surplus cash to shareholders. Returned $6 Million to shareholders through dividends paid in 2014. Repurchased $27 Million of common stock in 2014 as part of our announced $100 Million, two-year share repurchase program.

•
Top Drive Product Sales. Delivered near best Top Drive manufacturing production volumes in addition to manufacturing catwalks, CDS tools, and hydraulic power units. Sold thirteen catwalks in our first year of production. Achieved 98% on-time delivery for all contracts.

•
Tubular Services. Achieved record revenue of $224.1 Million, continuing a five-year trend in revenue growth. Entered the North Sea market. Broadened our service offerings to include Surface Hammering operations.

•
After-Market Sales and Services. Achieved record revenue of $72.5 Million. Completed seven third-party Top Drive re-certifications. Commercialized and deployed eight Equipment Health Monitoring ("EHM") systems. Acquired and integrated the business of Tech Field Services, LLC and certain other assets in North America that enhanced our capability to service third-party products.

•	QHSE. Achieved record safety performance and improved our service quality incident rate.
Executive Compensation Elements

Type	Form	Awards and Terms
Cash	•Base Salary	•Adjustments considered annually based on performance review and competitive trends.
	•Short Term Non-Equity Incentives	•Awards considered annually based on the achievement of (i) corporate financial performance objectives, and (ii) personal performance objectives.
Equity	•Restricted Stock Units	•Awards considered annually based on performance review; vest ratably over period of three years to incentivize future performance and retain talent.
	•Stock Options	•Awards considered annually based on performance review; vest ratably over period of three years to incentivize future performance and retain talent.
•Performance Stock Units
•Awards considered annually based on performance review and the achievement of long-term objectives. Awards made in November 2013 and January 2014: performance is measured over a one year period followed by a two year vesting period to incentivize future performance and retain talent. Awards made in December 2014: performance is measured over a three-year period and cliff-vest within four months thereafter; we believe that by measuring performance over a three-year period that these awards better align our long-term performance and shareholder value creation.

Retirement	•ESSP Matching Contributions	•TESCO matched up to 4% of NEO base pay toward the purchase of TESCO shares with immediate vesting. This program was discontinued in February 2015.
Equity Awards to Named Executive Officers in 2014
The Corporation made its annual grant of long-term incentive awards in December 2014. The Corporation separately made individual grants to Mr. Chris Boone when he joined the Corporation as Chief Financial Officer in January 2014 and to Mr. Fernando Assing in December 2014 in conjunction with his promotion to President and Chief Executive Officer. The PSU awards granted in December 2014 are tied to the Corporation's performance over the three-year performance period covering the fiscal years 2015 through 2017. The Board approved all awards after considering the results of the last shareholder say-on-pay vote.
2014 Named Executive Officer Compensation Mix
The Corporation's performance in 2014 is reflected in the compensation granted to our NEOs, as described in the Compensation Discussion and Analysis section of this proxy statement. Below is a table summarizing the compensation of those NEOs employed as of December 31, 2014. As previously disclosed, Mr. Julio M. Quintana retired as President and Chief Executive Officer of the Corporation on December 19, 2014 and Mr. Fernando R. Assing was appointed to the vacated positions. For greater detail, please refer to the "Summary Compensation Table" in this proxy statement.

	2014 Salary	2014 Short-Term Incentive	2014 Long-Term Equity Incentive	2014 Total Direct Compensation
Julio M. Quintana	$573,218	$124,919	$—	$698,137
Fernando R. Assing	$450,865	$82,993	$2,061,984	$2,595,842
Chris L. Boone(1)	$325,000	$47,396	$971,787	$1,344,183
Dean Ferris	$300,310	$32,768	$327,755	$660,833
Darko Ulakovic(2)	$188,226	$56,988	$164,701	$409,915

(1) Mr. Boone joined TESCO in January 2014 and therefore received two equity grants in the calendar year, one upon appointment and the second with the annual grant in December 2014.
(2) Most of Mr. Ulakovic's compensation is set and paid in Canadian dollars. We have converted each payment in Canadian dollars into U.S. dollars based on an average exchange rate for 2014.
Chief Executive Officer Succession
On August 21, 2014, TESCO announced the intention of Julio M. Quintana to retire from the positions of President and Chief Executive Officer at a later date. That resignation occurred on December 19, 2014 at which time the Board of Directors appointed Fernando R. Assing, then the Executive Vice President and Chief Operating Officer, to the positions of President, Chief Executive Officer and as a member of the Board of Directors. Mr. Quintana continues as a Non-Employee member of the Board of Directors but is not seeking re-appointment at the upcoming annual general meeting of the shareholders. The Board of Directors noted Mr. Assing's experience and demonstrated leadership since joining TESCO in 2009 when selecting him to succeed Mr. Quintana.
2015 Chief Executive Officer Compensation Mix
The following indicates Mr. Assing's Target Pay Mix upon his appointment to the roles of President and Chief Executive Officer as of December 19, 2014.
2015 Named Executive Officer Equity Compensation Mix
The Compensation Committee adopted changes to the mix of long-term equity incentives granted to NEOs. Beginning with the December 2014 equity grants, the following pie chart indicates the mix of equity awards made to Messrs. Assing, Boone, Ferris, and Ulakovic in December 2014. Compared to the prior annual grant, this marked an increase in the percentage of awards granted as PSUs. The prior year mix was PSUs 40%, RSUs 30%, and SOPs 30%.

TESCO CORPORATION
3993 West Sam Houston Parkway North, Suite 100
Houston, Texas, United States 77043-1238

PROXY STATEMENT
ANNUAL GENERAL MEETING
OF SHAREHOLDERS
To Be Held May 12, 2015

GENERAL INFORMATION CONCERNING THIS PROXY SOLICITATION

This proxy statement, together with the enclosed instrument of proxy, is solicited by and on behalf of the management of Tesco Corporation, an Alberta corporation, and its Board of Directors (the “Board”) for use at the annual general meeting (the “Meeting”) of the holders of common shares (“Common Shares”) of the Corporation to be held at The Woodlands Waterway Marriott Hotel & Convention Center, 1601 Lake Robbins Drive, The Woodlands, Texas 77380, United States of America, on May 12, 2015 at 11:00 a.m. (Central Time), as well as at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual General Meeting of Shareholders (the “Notice of Meeting”). The Corporation’s management and the Board are requesting that you allow your Common Shares to be represented and voted at the Meeting by the proxies named on the enclosed instrument of proxy. “We,” “our,” “us,” “TESCO,” and the “Corporation” each refers to Tesco Corporation. TESCO® is a registered trademark in the United States and Canada.

Solicitation of proxies is expected to commence on or about April 9, 2015. The Corporation will bear the cost of the solicitation. In addition to solicitation by mail, certain of the directors, officers, and regular employees of the Corporation may, without extra compensation, solicit proxies by telephone, facsimile, electronic, written communication, and personal interview. We also have hired Alliance Advisors to assist us in the distribution of proxy materials and the solicitation of votes described above. We will pay Alliance Advisors a base fee of $8,000 plus customary costs and expenses for these services. The Corporation will make arrangements with brokerage houses, custodians, nominees, and other fiduciaries to send proxy materials to their principals, and the Corporation will reimburse them for postage and clerical expenses.

In order to be valid, all instruments of proxy must be completed, dated, signed, and received by the Secretary of the Corporation, c/o Computershare Trust Company of Canada, Proxy Department, 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1, Canada or by facsimile at (866) 249-7775 or (416) 263-9524 not less than 24 hours (excluding Saturdays, Sundays and holidays) before the time set for the holding of the Meeting or any adjournment thereof. The Corporation may refuse to recognize any instrument of proxy received after that time.

A number of banks and brokerage firms participate in a program that also permits shareholders to direct their vote by the Internet or telephone. If your Common Shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these Common Shares by the Internet or telephone by following the instructions on the voting form enclosed with the proxy from the bank or brokerage firm. See below under the caption “Information about Voting—Advice to Beneficial Holders of Common Shares.”

Appointment of Proxyholders

The nominees for proxyholder named on the enclosed instrument of proxy are officers of the Corporation. Each shareholder has the right to appoint an alternative proxyholder, who need not be a shareholder, to attend and act on the shareholder's behalf at the Meeting instead of the nominees named in the enclosed instrument of proxy. To exercise such right, either the names of the nominees should be crossed out (such deletion to be initialed by the person or officer signing the instrument of proxy) and the name of the shareholder’s appointee should be legibly printed in the blank space provided for that purpose in the enclosed instrument of proxy, or another appropriate form of proxy should be completed.

Signature on Proxy

To be valid, the enclosed instrument of proxy or other appropriate form of proxy must be signed by the shareholder or his attorney duly authorized in writing or, if the shareholder is a corporation, the instrument of proxy should be signed in its corporate name by an officer or attorney thereof duly authorized in writing. An instrument of proxy signed by a person acting as attorney or in some other representative capacity (executor, administrator, trustee, etc.) should reflect such person’s title or capacity following his signature and should be accompanied by the appropriate instrument evidencing qualification and authority to act (unless such instrument has previously been provided to the Corporation).

Information About Voting
 Quorum

A quorum will be present if at least two persons are present, in person or by proxy, at the Meeting, together holding or representing 33 1/3% of the outstanding shares of the Corporation entitled to vote at the Meeting. If you have returned an instrument of proxy or if you hold your Common Shares in your own name as a holder of record and attend the Meeting in person, your Common Shares will be counted for the purpose of determining whether there is a quorum. If a quorum is not present, the Meeting may be adjourned by the vote of a majority of the Common Shares represented at the Meeting until a quorum has been obtained.

Vote Required

As of April 2, 2015 there were 38,963,703 Common Shares issued and outstanding, each carrying the right to one vote per share. Each of Proposals One, Two, and Three must be approved by the affirmative vote of a majority of votes cast by the holders of Common Shares at the Meeting. There will be no cumulative voting in the election of directors.  Proposal Three is a non-binding advisory vote.

You may vote your proxy by Internet, telephone, or mail, as explained below. Votes submitted electronically over the Internet or by telephone must be received by 11:00 a.m. (Central Time), on May 11, 2015. Voting your proxy does not limit your right to vote in person should you decide to attend the Meeting. The laws of Alberta, under which TESCO is incorporated, specifically permit electronically transmitted proxies, provided that each such proxy contains or is submitted with, information from which the Inspector of Elections of the Meeting can determine that such electronically transmitted proxy was authorized by the shareholder.  If your shares are held in the name of a broker, bank, or other holder of record, you will be provided voting instructions from the holder of record. If you vote by Internet or telephone, please do not mail the enclosed proxy card.

•
Internet. Access the Internet voting site at http://www.investorvote.com. Follow the on-screen instructions and be sure to have the control number listed on your proxy card available when you access the Internet voting site. Please note that shareholders who vote by Internet must bear all costs associated with electronic access, including Internet access fees.

•
Telephone. Dial toll free 1-866-732-VOTE (8683) (outside the United States and Canada, dial 1-312-588-4290) from any touch-tone telephone. Follow the voice prompts and be sure to have the control number listed on your proxy card available when you call.

•	Mail. Simply mark, sign, date, and return the proxy card to Computershare. A postage-prepaid envelope has been provided for your convenience if you wish to vote your proxy by mail.
Shares for which proxies have been executed will be voted as specified in the proxies. If no specification is made, the common shares will be voted FOR each of the Proposals described in the Notice of Meeting.

The accompanying instrument of proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the Notice of Meeting and with respect to other matters which may properly come before the Meeting or any adjournment thereof but does not confer authority to vote for the election of any person as a director of the Corporation other than for those persons named in this proxy statement. At the time of printing this proxy statement, our Board and management know of no such amendments, variations, or other matters to come before the Meeting other than the matters referred to in the Notice of Meeting. If any other business or amendments or variations to the matters identified in the Notice of Meeting properly come before the Meeting then the persons named in the enclosed instrument of proxy will vote on such matters in accordance with their best judgment.

Securities and Exchange Commission (“SEC”) rules require us to notify all shareholders, including those shareholders to whom we have mailed proxy materials, of the availability of our proxy materials through the Internet.

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to be held on May 12, 2015
Our Proxy Statement is available at
http://www.tescocorp.com/2015proxy

Voting Procedures and Tabulations

With regard to the election of directors in Proposal One, votes may be cast in favor of or withheld from each nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect.  With respect to Proposals Two and Three, votes may be cast in favor, against, or abstain. Votes to abstain will be excluded entirely from the vote and will have no effect. Broker non-votes will be treated as set forth below in the section entitled “Effect of Abstentions, Withheld Votes, and Broker Non-Votes.”

Effect of Abstentions, Withheld Votes, and Broker Non-Votes

For each of the proposals on the attached instrument of proxy, you have the option of abstaining or withholding your vote. Intermediaries will return your proxy as a broker “non-vote” if the intermediary does not receive voting instructions from you. If you abstain or withhold votes or your shares are treated as broker non-votes, your shares will still be counted for purposes of establishing a quorum. If you elect to withhold your vote for a given Proposal, your vote will not be counted for or against that Proposal. An abstention or broker non-vote will not be counted as a vote cast and will not affect the outcome of the vote for any given proposal.

Record Date

The Corporation has prepared, as of the close of business on April 2, 2015 (the “Record Date”), a list of registered shareholders entitled to receive notice of the Meeting and the number of Common Shares held by each such shareholder. A shareholder named in the list is entitled to vote the Common Shares shown opposite their name at the Meeting except to the extent that such shareholder has transferred the ownership of their Common Shares after the Record Date and the transferee of those Common Shares establishes that they own the Common Shares and demands, not later than ten (10) days before the Meeting, that their name be substituted for that of the transferor of such Common Shares (with respect only to the Common Shares transferred), in which case the transferee is entitled to vote the Common Shares so transferred at the Meeting instead of the transferor. The register of transfers will not be closed.

For a period commencing ten (10) days after the Record Date, a complete list of shareholders entitled to vote at the Meeting will be available for inspection during ordinary business hours at the Corporation’s executive offices at 3993 West Sam Houston Parkway North, Suite 100, Houston, Texas, 77043-1238 United States of America, and at the Corporation’s offices at 5616 - 80th Avenue SE, Calgary, Alberta, T2C 4N5, Canada, by shareholders of record for proper purposes, or at the Meeting.

Revocation of Proxies

Proxies may be revoked at any time prior to the exercise thereof either: (a) by depositing an instrument in writing executed by the shareholder or by the shareholder’s attorney authorized in writing either (i) at the registered office of the Corporation at any time up to and including the last business day preceding the date of the Meeting, or any adjournment thereof, at which the proxy is to be used, or (ii) with the chair of the Meeting on the day of the Meeting or any adjournment thereof, or (b) in any other manner permitted by law.

Advice to Beneficial Holders of Common Shares

If your Common Shares are not registered in your name but in the name of an intermediary (typically a bank, trust company, securities dealer or broker, or a clearing agency in which an intermediary participates), then you are a non-registered, or “beneficial,” shareholder. Copies of this document have been distributed to intermediaries who are required to deliver them to, and seek voting instructions from, our beneficial shareholders. Intermediaries often use a service company, such as Broadridge Financial Solutions, Inc. (“Broadridge”), to forward meeting materials to beneficial shareholders. If you are a beneficial shareholder, you can vote your Common Shares by proxy through your intermediary or at the Meeting if you appoint yourself as proxy.

Internet Voting. If your intermediary is registered with Broadridge, whom we have retained to manage beneficial shareholder Internet voting, you may vote over the Internet by accessing www.proxyvote.com and following the proxy login and voting instructions.

Voting through Intermediaries. A beneficial shareholder who does not vote by Internet will usually be given a voting instruction form by their intermediary which must be submitted by the beneficial shareholder in accordance with the instructions provided by the intermediary. In such case, you cannot use the Internet voting procedures described above and must follow the intermediary’s instructions (which in some cases may allow the completion of the voting instruction form by telephone or on the intermediary’s own Internet website). Occasionally, a beneficial shareholder may be given a form of proxy that has been signed by the intermediary and which is restricted to the number of shares owned by the beneficial shareholder but is otherwise not completed. This form of proxy does not need to be signed by the beneficial shareholder. In this case, you can complete the form of proxy and vote by mail or facsimile only, in the same manner as described above.

Voting in Person. A beneficial shareholder who receives a form of proxy or a voting instruction form from their intermediary who wishes to attend and vote at the Meeting in person (or have another person attend and vote on their behalf), should strike out the proxyholders named in the form of proxy and insert the beneficial shareholder’s (or such other person’s) name in the blank space provided or, in the case of a voting instruction form, follow the corresponding instructions provided by the intermediary.

In all cases, beneficial shareholders should carefully follow the instructions provided by the intermediary

Proxies returned by intermediaries as “non-votes” because the intermediary has not received instructions from the beneficial shareholder or does not have the discretion to vote those shares on one or more of the matters that come before the Meeting will be treated as not entitled to vote on any such matter and will not be counted as having been voted in respect of any such matter. Shares represented by such broker “non-votes” will, however, be counted in determining whether there is a quorum for the Meeting.

There are two types of beneficial shareholders: (i) those who object to their name being made known to the issuers of the securities that they own (“OBOs” or “Objecting Beneficial Owners”); and (ii) those that do not object to their name being made known to the issuers of the securities that they own (“NOBOs” or “Non-Objecting Beneficial Owners”). The Corporation has elected to deliver proxy-related materials directly to its NOBOs (rather than through Broadridge or another intermediary established by their broker or agent). As a result, NOBOs can expect to receive a form of proxy directly from Computershare. These proxies should be completed and returned to Computershare in the envelope provided for that purpose. OBOs will continue to receive their proxy-related materials from Broadridge or another intermediary and their proxy will be returned to the intermediary rather than to Computershare.

STATEMENT ABOUT CORPORATE GOVERNANCE PRACTICES

Board Leadership, Composition, and Independence
Our business is managed through the oversight and direction of our Board. The Board has an independent chairman (the “Chairman”), Mr. Sutherlin, with a majority of the current Board members (six of the eight directors) being independent under the rules of The Nasdaq Stock Market (“Nasdaq”).

Members of the Board are kept informed of our business (i) through regular access to our Chairman, Chief Executive Officer, and other officers, (ii) by reviewing materials provided to them, and (iii) by participating in meetings of the Board and its committees. Independent directors meet regularly without management representatives as further described below, under “Meetings of the Board and Committees.” Each director must disclose all actual or potential conflicts of interest and refrain from voting on matters in which such director has a conflict of interest.

The Board separates the role of Chairman from the role of Chief Executive Officer because it believes that this currently provides the most efficient and effective leadership model for the Corporation. Our Board has reviewed the independence of each director and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, the Board has determined that Messrs. Dyment, Dielwart, Kott, Milligan, Serrano, and Sutherlin are independent directors under the rules of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), Nasdaq, and National Instrument 58-101, Disclosure of Corporate Governance Practices of the Canadian Securities Administrators (“NI 58-101”). Mr. Quintana is not considered independent because he served as the President and Chief Executive Officer of the Corporation until December 19, 2014 and remained an employee until January 1, 2015. Mr. Assing is not considered independent because he currently serves as the President and Chief Executive Officer of the Corporation. Our Board’s independence determinations are based on information provided by our directors and discussions among our officers, directors, and external legal advisers.

Other Public Company Directorships
Several of our directors are also directors of other reporting issuers (or the equivalent) in the United States and Canada. Current directorships, and directorships held within the last five years, are disclosed with each director’s biographical information on the preceding and the following pages. As per the Board's Outside Commitments Policy, directors are encouraged to limit the number of other boards on which they serve, having regard to Corporation's Director Attendance Policy and their effective participation in Board and committee meetings. Directors must notify the Chair of the Corporate Governance and Nominating Committee in a timely fashion before accepting an invitation to serve on the board of directors of another company or equivalent entity (excluding charitable organizations). Directors are expected to act in accordance with the Corporate Governance and Nominating Committee's recommendation. In the event the Chair of the Corporate Governance and Nominating Committee wishes to accept an invitation to serve on the board of directors of another company, he must seek the approval of the Chairman of the Board.

Charter of the Board
A copy is available on our website at www.tescocorp.com by selecting “Investor Relations,” then “Corporate Governance.”

Position Descriptions
The Board has adopted position descriptions for the Board Chairman and the Chair of each of the Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee. The primary role of the Chair of each committee is to ensure that each committee is organized properly, functions effectively, and meets its obligations and responsibilities. The Chair of the Audit Committee also maintains on-going communications with the Corporation’s independent auditors in order to lead the committee in performing its oversight and other audit-related functions. The Board has also adopted a position description for the Chief Executive Officer.

Orientation and Continuing Education
The Corporate Governance and Nominating Committee oversees an orientation and education program for new directors and encourages and provides support for participation in ongoing educational opportunities for all directors. The objectives of the program are to ensure that new directors understand the role of the Board, its committees, and the contributions individual directors are expected to make to the operation of the Corporation’s affairs. The Corporation's orientation of new directors involves (i) the distribution and presentation of the Corporation's policies, (ii) private sessions with management, (iii) discussions of and hands-on training for the resources available to the new director, and, (iv) visits to our facilities.

The Board's Continuing Education Policy encourages directors to pursue continuing education opportunities to maintain or enhance their skills as directors. Directors are encouraged to attend such education programs, as they deem appropriate, to stay abreast of developments relevant to their responsibilities. The Corporation's Legal Department maintains a list of upcoming director education opportunities which it periodically distributes to the directors. In order to encourage continuing director education, we reimburse the reasonable cost of duly requested continuing education events and related travel, accommodations, and meals. Under the Board's Continuing Education Policy, requests to attend continuing education programs are submitted to the Chair of the Corporate Governance and Nominating Committee for prior approval or, in the instance the request is made by the Chair of that committee, to the Chairman for approval.

Ethics and Compliance Program
The Board has endorsed an Ethics and Compliance Program, which is operated by certain officers of the Corporation responsible for managing the Corporation’s various compliance obligations and who report periodically to the Board, the Audit Committee, or the Corporate Governance and Nominating Committee. The Board has also adopted a formal Code of Business Conduct and Ethics (the “Code”), which applies to all directors, officers, employees, and certain other individuals. A copy of the Code is available on SEDAR at www.sedar.com, on EDGAR at www.sec.gov, as Exhibit 14 to the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2014, and on the Corporation’s website at www.tescocorp.com by selecting “Investor Relations,” then “Corporate Governance.” The Corporate Governance and Nominating Committee reviews the Code annually and, when it deems appropriate, recommends changes to the Board.

Under the Code, TESCO personnel with knowledge or suspicion of a violation of applicable laws, regulations, the Code, or TESCO's other related policies are obliged to immediately report such perceived violations. If the alleged violation involves actions by directors or executive officers prohibited by the Code, this must be reported to the Audit Committee. The Audit Committee must then take prompt, appropriate action necessary to investigate the allegation. If the Audit Committee determines that a violation of the Code has occurred, the Audit Committee must report such determination to the Board. Upon receipt, the Board will take such preventative or disciplinary action as deemed appropriate including, but not limited to, reassignment, demotion, dismissal, or notification of the appropriate governmental authorities. For further information, including how reporting and enforcement of actions by other TESCO personnel are addressed, please see our Code which is available to you as described above. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K and applicable Nasdaq rules regarding amendments to or waivers of our Code by posting this information on our Internet website at www.tescocorp.com.

The Board has reviewed and approved a disclosure policy for the Corporation in order to promote consistent disclosure practices aimed at informative, timely, and broadly disseminated disclosure of material information to the market, in accordance with applicable securities legislation. Under our whistleblower policy, individuals can anonymously report on live complaints relating to accounting, internal accounting controls, financial reporting, and auditing matters directly to the Chair of the Audit Committee and the General Counsel. If, after consultation with the General Counsel and appropriate investigation, the Chair of the Audit Committee determines that further action is necessary, he may coordinate with management, coordinate with the Audit Committee, or report the matter directly to the Board.

Risk Oversight
The Corporation has historically placed a high level of importance on addressing, pre-empting, and managing those matters which may present a significant risk to the Corporation. The Board is updated regularly on tax and accounting matters, the status of certain litigation and claims, governmental and corporate compliance regulations and programs, quality controls, safety performance, operational issues, and financial issues. The Board frequently discusses these matters in detail in order to adequately assess and determine the Corporation's potential vulnerability and consider appropriate risk management strategies when necessary. Management makes periodic presentations to the Board of the perceived top ten risks, as ranked by potential impact and likelihood of occurrence, and discusses its efforts to manage and mitigate such risks. The Board further considers and directs management to act upon enterprise risk management review and analysis which is typically presented in the latter half of each year.

Director Nominations
The Corporate Governance and Nominating Committee has not established any specific minimum qualifications for membership on our Board. Rather, the committee will generally consider all relevant factors, which includes independence, experience, diversity, leadership, quality of character, and reputation. Further, the committee considers the citizenship and legal residency of candidates as, under the Alberta Business Corporations Act, at least twenty-five percent (25%) of the Board's directors and members of its committees are required to be "resident Canadians."

The composition and size of the Board are reviewed annually. The committee assesses the qualities and skills represented on the current Board and seeks to identify skill sets that may enhance Board performance. Upon the departure of a director, the Corporate Governance and Nominating Committee considers the skill set of the departing director when assessing potential director candidates.

The Corporate Governance and Nominating Committee uses its available network of contacts when compiling a list of potential director candidates and may also engage outside consultants when appropriate. The committee may also consider potential director candidates recommended by shareholders and other parties. All potential director candidates are evaluated based on the above criteria in the context of the current Board members' skills sets. Because the committee makes no distinction in its evaluation of candidates based on whether such candidates are recommended by shareholders or other parties, no formal policy or procedure has been established for the special consideration of director candidates recommended by shareholders.

Board Committees
The standing committees of the Board are the (i) Audit Committee, (ii) Compensation Committee, and (iii) Corporate Governance and Nominating Committee. Each of these committees has a written charter approved by the Board and available on our website at www.tescocorp.com by selecting “Investor Relations” and then “Corporate Governance.” Mr. Sutherlin periodically attends meetings of the Board committees as an ex officio member by virtue of his position as Chairman, but is not entitled to vote at such meetings.

Audit Committee

Our Audit Committee currently consists of Messrs. Dyment, Dielwart, Kott, and Serrano. Mr. Dyment serves as Chair of the Audit Committee. The Board has determined that all current members of the Audit Committee are “independent” for purposes of the Exchange Act, Nasdaq, and as that term is defined in National Instrument 52-110 Audit Committees of the Canadian Securities Administrators (“NI 52-110”). This committee’s purpose is to represent and assist the Board with overseeing the integrity of the Corporation’s accounting and financial reporting process (including related internal controls) and the audits of the Corporation's financial statements. The Audit Committee regularly reports on its activities to the Board.

Our Board has determined that Messrs. Dyment, Kott, and Serrano are each an “audit committee financial expert” as defined in the applicable rules and regulations of the Exchange Act, and all of the members of the Audit Committee are “financially literate” as that term is defined in NI 52-110. The Board has further determined that each member of the Audit Committee possesses sufficient education and background to perform his duties on the Audit Committee. Specifically:

•
Mr. Dyment, who served on the Audit Committee until May 2010 and again beginning March 2011, has been a member of the Canadian Institute of Chartered Accountants since 1972. He also previously served as the Senior Vice President, Finance of Ranger Oil Limited and is currently a member of the audit committees of three other public companies.

•
Mr. Dielwart served as the chief executive officer of a Canadian publicly listed company for sixteen years during which time he had extensive experience actively supervising the finance and accounting functions and public accountants. He currently serves on the audit committee of TransAlta Corporation.

•
Mr. Kott holds an MBA degree in Finance from the Wharton Business School of the University of Pennsylvania. He is a Certified Public Accountant (inactive) and the former Senior Vice President and Chief Financial Officer of Global Marine Inc. Mr. Kott previously served on the following audit committees: NS Group (2001-2004) and Friede Goldman Halter (2002-2003).

•
Mr. Serrano is the chief financial officer of TETRA Technologies. He is a Certified Public Accountant (inactive) and previously served as the chief financial officer of UniversalPegasus International, Paradigm Ltd., and EGL, Inc. He has over thirty years of accounting and finance experience.

Compensation Committee

Our Compensation Committee currently consists of Messrs. Kott, Dielwart, Dyment, and Milligan. Mr. Kott serves as Chair of the committee. The Board has determined that all of the directors on the committee are “independent” for purposes of the Nasdaq rules and under NI 58-101. The Compensation Committee’s purpose is to assist the Board in its oversight responsibilities relating to compensation matters, including the review and determination of compensation to be paid to executive officers and directors and the review and approval of compensation disclosure that may be required in accordance with applicable legal requirements. The Compensation Committee regularly reports on its activities to the Board.

The Compensation Committee makes determinations regarding the Corporation’s compensation policies, including: salaries, short- and long-term cash and equity incentive compensation, bonuses, and benefits. The Board has delegated authority to the committee to set compensation for the Chief Executive Officer and the other executive officers of the Corporation. The Board has further determined that each member of the Compensation Committee possesses sufficient education and background to perform his duties on the committee. Specifically:

•	Mr. Kott served in positions overseeing human resources matters for over thirty years. He has previously served on the public compensation committees of Friede Goldman Halter and NS Group.

•	Mr Dielwart served as the chief executive officer of a Canadian publicly listed company for sixteen years during which time he oversaw the management of human resources matters.

•	Mr. Dyment has overseen human resources matters as President and Chief Executive officer of Ranger Oil Limited. He currently serves on the compensation committee of Transglobe Energy Corporation.

•
Mr. Milligan has experience as Department Head of the Corporate/Commercial Department of the international law firm of Bennett Jones LLP, as well as extensive experience negotiating executive employment agreements. He has previously served on the compensation committee of Newalta Corporation.

For more information regarding the Corporation’s policies and procedures for the consideration and determination of executive compensation, see below under the caption “Compensation Discussion & Analysis.”

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee consists of Messrs. Milligan, Dyment, and Serrano. Mr. Milligan serves as the Chair of the committee. The Board has determined that all of the committee members are “independent” for purposes of the Nasdaq rules and under NI 58-101.

The committee’s purpose is to develop and review the Corporation’s approach to corporate governance and make recommendations to the Board in respect of such matters. The committee is also charged with identifying and recommending qualified Board candidates. The Corporate Governance and Nominating Committee regularly reports to the Board on its activities.

Meetings of the Board and Committees
Below are tables of the Board and committee meetings held in 2014 and director attendance of applicable meetings. The independent directors hold at least four regularly scheduled meetings each year which the non-independent directors and members of management do not attend. In 2014, the independent directors held eleven (11) such meetings. Each committee also meets in the absence of management representatives at least four times per year. During 2014, each director standing for re-election attended at least seventy-five percent (75%) of the combined applicable Board meetings and committee meetings.

The Board's Director Attendance Policy states that a director is expected to spend the time and effort necessary to properly discharge such director's responsibilities. Accordingly, a director is expected to regularly attend, in person if at all practicable, meetings of the Board and committees on which such director sits, with the understanding that on occasion a director may by unable to attend a meeting. A director who is unable to attend a meeting is expected to notify the Chairman of the Board or the Chair of the appropriate committee in advance of such meeting.

In keeping with our corporate governance principles, the Director Attendance Policy also stipulates that directors are expected to attend the annual general meeting in person. If a director is unable to attend the annual general meeting, he is expected to provide advance notice to the Chairman. Seven of the eight directors serving at that time attended in person the 2014 annual general meeting of shareholders.

		Committees
	Board	Audit	Compensation	Corporate Governance and Nominating
Meetings held in 2014	14	10	7	5

Directors	Cumulative Attendance (%)
Michael W. Sutherlin[1]	100%
John P. Dielwart	100%
Fred J. Dyment	100%
Gary L. Kott	96%
R. Vance Milligan, Q.C., ICD.D	100%
John T. Reynolds[2]	76%
Norman W. Robertson[3]	83%
Elijio V. Serrano	100%
Julio M. Quintana[4]	100%
Fernando R. Assing[5]	—

(1)
As Chairman of the Board, Mr. Sutherlin periodically attended meetings of the committees in ex-officio status. Mr. Sutherlin's attendance at those meetings is not recorded here as he is not a voting member of those committees.

(2)	Mr. Reynolds served on our Board and the Corporate Governance and Nominating Committee until his resignation effective on December 12, 2014.

(3)	Mr. Robertson served on our Board until his retirement at the 2014 annual general and special meeting on May 9, 2014.

(4)
As the Corporation’s Chief Executive Officer until December 19, 2014, Mr. Quintana periodically attended meetings of the Board’s committees at their invitation. Mr. Quintana’s attendance is not recorded here as he was not a member of those committees.

(5)	Mr. Assing was appointed to the Board in conjunction with his appointment to President and Chief Executive Officer on December 19, 2014. No meetings were held in 2014 after Mr. Assing's appointment.
Board and Committee Assessments
The Corporate Governance and Nominating Committee is responsible for making annual assessments and reporting to the Board the overall performance, effectiveness, and contribution of the Board, each committee, the Chairman, each committee Chair, and each director. The committee oversees an annual assessment process, which includes written questionnaires and confidential discussions between the committee Chair and directors. The committee reviews these elements and the size, mix of experience, and skills of Board members. The objective of the assessment is to ensure continued Board effectiveness in the execution of its responsibilities. In addition to any other matters the committee deems relevant, the assessments consider, in the case of the Board or a committee, the applicable charter as well as the competencies and skills each individual director is expected to bring to the Board and its committees.

Compensation Committee Interlocks and Insider Participation
We do not have any compensation committee interlocks as that term is defined by SEC rules and regulations. None of the Compensation Committee members or any of our executive officers serve as a board member or any compensation committee member of any entity that has one or more executive officers serving as a member of our Board.

Succession Planning
The Board and the Corporate Governance and Nominating Committee are actively engaged in talent management. The Board and the Corporate Governance and Nominating Committee review TESCO's personnel strategy in support of its business strategy at least annually. This includes a detailed discussion of our leadership bench and succession plans, with a particular focus on key senior officer positions.

Shareholder Communication with our Board
Shareholders may communicate with our Board through TESCO’s Corporate Secretary by writing to the following addresses: (a) until May 15, 2015, Tesco Corporation, 3993 West Sam Houston Parkway North, Suite 100, Houston, Texas, United States 77043; and (b) after May 15, 2015, Tesco Corporation, 11330 Clay Road, Suite 350, Houston, Texas, United States 77041. The Corporate Secretary will forward all correspondence to the Chairman, except for mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. Shareholders wishing to recommend candidates for the Board may communicate with the Corporate Governance and Nominating Committee at the same address. The Corporate Secretary may forward certain correspondence, such as product-related inquiries, elsewhere within the Corporation for review and possible response.

Shareholder Proposals
Any shareholder proposal to be presented in these proxy materials must have been received at our principal offices and addressed to our Corporate Secretary no later than December 3, 2014. Under our bylaws, in order to be presented at the Meeting a shareholder proposal must be received by the Corporate Secretary not less than sixty (60) days and not more than ninety (90) days prior to May 9, 2015.

Shareholder Proposals for Inclusion in 2016 Proxy Statement
To be eligible for inclusion in the proxy statement for our 2016 Annual Meeting, shareholder proposals must be received by the our Corporate Secretary no later than the close of business on December 11, 2015. Proposals should be sent to the Board of Directors, c/o Corporate Secretary, Tesco Corporation at our principal executive offices located at the following addresses: (a) until May 15, 2015, 3993 West Sam Houston Parkway North, Suite 100, Houston, Texas, United States 77043; and (b) after May 15, 2015, 11330 Clay Road, Suite 350, Houston, Texas, United States 77041.

Shareholder Director Nominations and Other Shareholder Proposals for the 2016 Annual Meeting
Under our bylaws, written notice of shareholder nominations to the Board of Directors and any other business proposed by a shareholder that is not to be included in the proxy statement must be delivered to the Corporation's Secretary not less than 60 nor more than 90 days prior to the anniversary of the preceding year's annual meeting. Accordingly, any shareholder who wishes to have a nomination or other business considered at the 2016 Annual Meeting must deliver a written notice (containing the information specified in our bylaws regarding the shareholder and the proposed action) to the Corporation's Secretary between February 12, 2016 and March 13, 2016. SEC rules permit management to vote proxies in its discretion with respect to such matters if we advise shareholders how management intends to vote. A shareholder seeking to nominate a director for election at a special meeting of shareholders where the election of directors is properly on the agenda must give advance written notice to the Corporation not earlier than the close of business on the ninetieth (90th) day prior to such special meeting and not later than the close of business on the later of: (1) the sixtieth (60th) day prior to such special meeting; or (2) the tenth (10th) day following the day on which the Corporation first publicly announces the date of such special meeting.

EXECUTIVE OFFICERS
  The following persons are our executive officers as of April 9, 2015. The executive officers of the Corporation serve at the pleasure of the Board. None of the executive officers, directors, or nominees has any family relationship with another.

Name	Age	Title	Biography
Fernando R. Assing	49	President, Chief Executive Officer, and Director	For a description of the business experience of Mr. Assing, see the “Election of Directors” section of this proxy statement.
Christopher L. Boone	46	Senior Vice President and Chief Financial Officer
Mr. Christopher L. Boone was appointed our Senior Vice President, Chief Financial Officer, and Principal Accounting Officer effective January 1, 2014. Mr. Boone held the position of Principal Accounting Officer until February 24, 2015 when Mr. Sloan was appointed as an executive officer of the Corporation. Prior to joining TESCO, Mr. Boone served as Vice President and Chief Financial Officer of Lufkin Industries between May 2008 and June 2013, thereafter continuing his employment with Lufkin Industries until the end of 2013.

Dean Ferris	58	Senior Vice President, General Counsel, and Corporate Secretary
Mr. Dean Ferris has served as our Senior Vice President, General Counsel and Corporate Secretary since August 2010.  Prior to joining the Corporation, Mr. Ferris was the Chief Legal Officer of the Dubai International Financial Centre Authority from April 2004 until August 2010.  From May 1989 until March 2004, he worked in the Law Department of Schlumberger holding positions of increasing responsibility and serving as General Counsel of two divisions in Houston, Texas from July 1999 until March 2004.

Thomas B Sloan, Jr.	48	Vice President, Corporate Controller, and Principal Accounting Officer
Mr. Thomas Sloan was appointed our Vice President and Principal Accounting Officer effective February 24, 2015. Prior thereto, Mr. Sloan served as Vice President and Corporate Controller of Tesco Corporation (US) since May 2014. Prior to joining the organization, Mr. Sloan was Vice President and Corporate Controller of Ocean Rig from October 2012 until July 2013, Regional Finance Manager of Ocean Rig from November 2011 until September 2012, and served as Director of Finance and Administration ENSCO PLC (formerly Pride International) from July 2008 until November 2011. Mr. Sloan is a certified public accountant and has earned a BBA from The University of Notre Dame and an MBA from the University of Texas.

Darko Ulakovic	50	Vice President, Products and General Manager, TESCO Manufacturing Facility
Mr. Darko Ulakovic has served as our Vice President, Products Manufacturing and General Manager, TESCO Manufacturing Facility since May 2014, and as Vice President, Manufacturing and General Manager, TESCO Manufacturing Facility from December 2012 until May 2014. Prior to serving as a vice president, Mr. Ulakovic worked for us as Director, Project Management from August 2012 until December 2012. Prior to joining the Corporation, Mr. Ulakovic was an employee of Com Dev Ltd., a manufacturer of systems and subsystems for the aerospace industry, between March 1996 and June 2011. In his last position at Com Dev, he served as Director, Project Management from April 2006 to June 2011.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS

Overview of Executive Compensation Process
TESCO’s Board has delegated responsibility and authority to the Compensation Committee for setting the compensation, including both cash and equity-based elements, of the Chief Executive Officer and the other executive officers of the Corporation.  The Board has also granted discretionary authority to the Compensation Committee to set compensation, including authority to approve awards under our Amended and Restated 2005 Incentive Plan (the “Incentive Plan”), for all other directors, officers, and employees. Our Incentive Plan, which was approved by shareholders at our 2007 Annual General and Special Meeting, as amended, was filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended 2014.

The Compensation Committee is responsible for maintaining knowledge of competitive compensation practices, reviewing the design and competitiveness of our compensation and benefits programs, and evaluating, at least annually, the compensation packages for executive officers. The Compensation Committee takes into consideration a number of factors in making specific compensation determinations or recommendations, as the case may be, including the knowledge and experience of the individual, the individual’s performance, and the importance of the individual’s position and career path to the achievement of TESCO's financial and operational goals.

The Compensation Committee has periodically engaged Mercer Human Resource Consulting (“Mercer”) since September 2005 as the Compensation Committee's direct, independent, outside consultant. Pursuant to SEC rules and regulations, the Compensation Committee has assessed the independence of Mercer and concluded that no conflict of interest exists that would prevent Mercer from independently representing the Compensation Committee.

The Compensation Committee has relied upon Mercer to provide specific advice concerning (i) the Corporation's peer group, compensation philosophy, benchmarking, and Incentive Plan design for officer and director positions and (ii) market trends and issues. During its engagement, Mercer has participated in Compensation Committee meetings, reporting data pertaining to compensation policy and design for officers and directors. In 2014, Mercer advised the Compensation Committee as it developed a refreshed compensation program for senior executive officers and non-employee directors. Our management did not direct Mercer’s activities but did provide information to Mercer and made itself available for interviews. The decisions made by the Compensation Committee are the responsibility of the committee and may reflect factors and considerations other than the information and recommendations provided by Mercer. Under corporate policy and the Compensation Committee charter, management must seek the pre-approval of the Compensation Committee to retain Mercer or its affiliates for any services.

A performance evaluation of the Chief Executive Officer is conducted annually under the leadership of the Compensation Committee. This process typically occurs in the first quarter of each year to measure the performance of the Chief Executive Officer in the prior fiscal year. The Chair of the Compensation Committee crafts a confidential survey and distributes that survey to each independent director. The results of the survey and an analysis of the Corporation's financial performance are compiled into a report by the Chair of the Compensation Committee that is discussed at a meeting of the independent directors. Following such meeting, a representative of the Board, usually the Board Chairman, communicates the appraisal results to the Chief Executive Officer.

In addition to considering Mercer's advice, the Compensation Committee also considers the advice of our Chief Executive Officer, concerning executive officers and key employees. Specifically, the Chief Executive Officer reviews the performance of each executive officer other than himself. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Compensation Committee. The Board and the Compensation Committee can exercise its discretion in setting compensation or in modifying any recommended adjustments or awards to executives.

The Compensation Committee made its salary and short-term incentive compensation plan determinations for 2015 in the fourth quarter of 2014 so that performance compensation targets could be announced at the beginning of the calendar year with the implementation of TESCO’s operating plan. The Compensation Committee anticipates following the same schedule in future years. Long-term equity incentive program determinations have historically been made in the fourth quarter of each year.

Peer Group
The Compensation Committee uses, among other tools, a group of peer companies selected by the committee to evaluate TESCO’s executive compensation. After the Compensation Committee selects the peer group, TESCO’s Human Resources Department provides information to Mercer which compares TESCO’s executive positions to the peer group and provides benchmarking data to the Compensation Committee. Peer group data is only one aspect of the information that the committee uses to determine the compensation elements for our executive officers. This alone, however, does not determine the mix or level of executive officer compensation.

The peer group is reviewed at least annually by the Compensation Committee as well as periodically when it has reason to believe an update is appropriate due to changes in the market or group itself. In the selection process, Mercer, with input from the Compensation Committee and management, assembles an initial list of potential peer companies, all of which are publicly traded upstream service and equipment providers to the oil and gas industry. That list is reviewed by the committee and, based on criteria described below, the committee selects the final peer group from the initial list. The peer group includes companies that the Compensation Committee believes to be comparable to TESCO in terms of most recent fiscal year revenues, market capitalization (considered both as of a recent date and as an average over the prior calendar year), geographic footprint, income, and asset base. The Compensation Committee selects a group in which it considers the Corporation to be as near as reasonably possible to median along those metrics, having regard for the cyclical and volatile nature of the oilfield service sector, as well as the fact that the Corporation is among the smallest of the publicly-traded global companies in its industry.

2014 Peer Group
Basic Energy Services (NYSE: BAS)	ION Geophysical (NYSE: IO)
Cal Dive International (NYSE: DVR)	Newpark Resources (NYSE: NR)
Dawson Geophysical (NASDAQ: DWSN)	Parker Drilling (NYSE: PKD)
Forbes Energy Services (NASDAQ: FES)	Pioneer Energy Services Corp. (NYSE: PES)
Global Geophysical (NYSE: GGS)	TETRA Technologies (NYSE: TTI)
Gulf Island Fabrication (NASDAQ: GIFI)	Trinidad Drilling (TO: TDG)
Gulfmark Offshore (NYSE: GLF)	Vantage Drilling (NYSE: VTG)
Hornbeck Offshore Services (NYSE: HOS)

In 2014, the Compensation Committee reviewed the 2014 peer group. After the bankruptcy filing by Global Geophysical in March 2014, the Compensation Committee consulted Mercer to organize a suitable list of candidates to replace Global Geophysical. The committee also chose to take a fresh look at the current peer group. After considering the criteria listed above, and choosing to select only companies listed in the United States, the Committee adopted an eleven (11) member peer group for 2015 as listed below. The changes, as compared to 2014, were the removal of Global Geophysical and Cal Dive International due to delistings, the removal of Trinidad Drilling because it was not listed in the United States, the removal of Dawson Geophysical and Forbes Energy Services because their businesses are now considered dissimilar to ours, and the addition of Flotek Industries because it is considered to have similar operations and competes with us in recruiting management-level personnel.

2015 Peer Group
Basic Energy Services (NYSE: BAS)	Newpark Resources (NYSE: NR)
Flotek Industries (NYSE: FTK)	Parker Drilling (NYSE: PKD)
Gulf Island Fabrication (NASDAQ: GIFI)	Pioneer Energy Services Corp. (NYSE: PES)
Gulfmark Offshore (NYSE: GLF)	TETRA Technologies (NYSE: TTI)
Hornbeck Offshore Services (NYSE: HOS)	Vantage Drilling (NYSE: VTG)
ION Geophysical (NYSE: IO)

Philosophy and Objectives
Compensation levels reflect the Compensation Committee’s recognition that we compete with many larger companies to recruit top executive-level talent. TESCO’s compensation philosophy recognizes that shareholder interests are best served by attracting, retaining, and motivating top quality management personnel, especially executive officers. By offering competitive compensation packages that maintain an appropriate relationship between executive pay and the creation of shareholder value, we believe that we align the interests of our executive officers with those of our shareholders. To that end, in establishing executive compensation, we attempt to integrate the following principles in the design of the compensation packages that we offer to our executives:

•	annual base cash compensation at a level making us competitive with our peers in the energy services industry;

•	annual cash bonuses to motivate and recognize the achievement of short term objectives; and

•
equity-based incentive awards (which to date have been in the form of stock options, RSUs, and PSUs for executives) to motivate the achievement of financial objectives and ensure that management has a continuing stake in (i) our long-term success, (ii) our long-term objective of growth through innovative technology, and (iii) our medium- and long-term goals of creating value for our shareholders. These awards are further intended to serve as a retention tool for our key executives and employees.

TESCO’s objective in setting executive compensation is the creation of incentives to reward management performance that leads to increasing shareholder value while exercising appropriate risk management. Shareholder value is a broad concept that includes not only quantitative factors such as stock price, earnings per share, return on capital employed, and dividends but also qualitative factors such as successful development and commercialization of key technologies that are expected to enhance long-term corporate value. As a result, management compensation may be tied to both financial and non-financial measures. Risk management means ensuring that we have a strategy for sustainable growth. The Compensation Committee considers, in establishing and reviewing the executive compensation program, whether the program encourages unnecessary or excessive risk taking and believes that it does not. The largest compensation element provided to the NEOs is composed of long-term equity awards tied to our stock price. Because the awards are staggered and subject to long-term vesting schedules, the committee believes TESCO’s NEOs are appropriately incentivized to create sustainable shareholder value.

In considering the mix of compensation elements, the Compensation Committee considers both the amount and form of the compensation. The committee seeks to achieve the appropriate balance between immediate cash rewards and long-term financial incentives for the achievement of both annual and long-term financial and non-financial objectives.

Depending on TESCO’s and an individual executive’s performance, the Compensation Committee expects (i) that base salary would generally be below or at a median level in comparison to the peer group, (ii) that bonus compensation would be at a median level with the opportunity to earn up to the 75th percentile (compared with the peer group) for above target performance, and (iii) that long-term equity-based incentives would be competitively positioned relative to comparable roles in the market. The Compensation Committee believes that the opportunity to award top performers with a combination of higher than median performance based cash bonuses and long-term equity-based incentives will appropriately incentivize our executive officers to achieve—and exceed—our financial and operational objectives.

The mix of compensation elements for other officers, managers, and employees will depend on the level of the position. However, the final mix of base salary, annual bonus, and long term equity-based incentives is not set solely by reference to peer group measurements. The Compensation Committee seeks to fit compensation to an executive officer’s specific performance in the achievement of TESCO’s objectives. Regular meetings of the Board and the Compensation Committee are scheduled in advance and Compensation Committee meetings generally precede Board meetings. The Compensation Committee may review or adjust compensation, or make awards, at any time during the year in response to new appointments, promotions, or for other reasons.

Compensation Elements
In order to balance short- and long-term incentives, we compensate our executive officers with (i) a competitive base salary, (ii) an annual short-term, non-equity performance bonus, and (iii) the award of equity-based long-term compensation.

In setting compensation for 2014 and 2015, the Compensation Committee generally considered the results of the advisory shareholder say-on-pay votes and the following with respect to each element:

Base Salary.
In determining base salaries, the Compensation Committee considered compensation survey data, individual performance, position, and succession capacity. While peer group data provided useful guidance, the Compensation Committee gave greater weight to its assessment of the value of an executive officer’s position to TESCO and to the market demand for the executive. Base salaries for a calendar year are generally expected to be set during the prior year's fourth quarter. However, the Compensation Committee and the Board may review or adjust compensation, or make awards, at any time during a year in response to new appointments, promotions, or changes in market conditions.

Short-Term Non-Equity Incentives.
In setting short-term incentive plan compensation (“STIP”) ranges, the Compensation Committee considered compensation survey data, individual performance, position, and succession potential. STIP payments based on prior year’s performance are finalized during the first quarter of the following year and paid no later than March 15 of that year.
For 2014 , all NEOs except Mr. Ulakovic shared the same objectives: achieving set targets for: (i) operating income, (ii) operating margin, (iii) quality, health, safety, and environment ("QHSE") performance, (iv) year-end non-cash working capital, (v) Tubular Services margin, (vi) growth of the Corporation's third-party after-market sales and service revenue relating to third-party top drives, (vii) sales generation from new technologies, and (viii) commercialization of new products from research and development.
EPS is used as a metric for the STIP multiplier because it: (i) reflects a company's operating performance, as well as effects of key investing and financing decisions; (ii) it is an easily understood, widely used measure of profitability; and (iii) it is a key metric followed by industry analysts and key investors. Operating Income is used as a measure of operating performance because the Compensation Committee believes it to be an appropriate metric that is more readily understood and tracked by our employees than Adjusted EBITDA.

In each case, the target objectives are derived from our annual plan, as approved by the Board. The objectives and target STIP awards are designed to be achievable, but not without substantial effort and management skill on the part of the executive. Executives will not receive their maximum STIP awards without exceptional performance by both TESCO and the executives.  To the extent a goal is not met in its entirety, the portion of bonus compensation attributed to that goal would be reduced. The Compensation Committee is responsible for assessing performance against those objectives in determining the level of STIP payout. Our Short-Term Incentive Programs for 2015 and 2014 were filed as Exhibits 10.18 and 10.17 to our Annual Report on Form 10-K for the year ended December 31, 2014.

Long-Term Equity-Based Incentives.
Under the terms of our Incentive Plan, the Board may award various equity-based incentives to eligible directors, officers, employees, and certain other persons. This component of our compensation is referred to as Long-Term Incentive Program (“LTIP”) compensation. Under the Incentive Plan, 10% of our issued and outstanding Common Shares are authorized for the grant of equity incentive awards. As described further below, the Board has issued to NEOs stock options, RSUs, and PSUs under the Incentive Plan. Using a mix of options, RSUs, and PSUs allows the Corporation to offer a compensation package that broadly aligns short-, medium-, and long-term goals of the executives with those of the Corporation. The mix of awards has varied from year to year depending on various factors described below. The Committee may modify the split of equity awards in the future based on market conditions and foreseeable needs of the Corporation.
Performance Stock Units (“PSUs”): The goal of PSUs is to align the interests of a recipient to the interests of shareholders by providing a long-term metric against which to measure management performance. Performance measures for PSUs are set by the Compensation Committee. The payout of each PSU is determined on the date of vesting and is calculated by multiplying the value of TESCO common shares on that date by a multiplier (which may be greater than or less than 100%). The multiplier is based upon a performance objective formula that is determined when the PSU is first granted. There will be no payout when threshold performance is not met.
For the PSUs awarded in 2013 and January 2014, fifty percent (50%) of the target number of PSUs to NEOs and select managers is contingent upon the one-year relative total shareholder return (“TSR”) of TESCO compared to its peer group. The other fifty percent (50%) of the target number of PSUs is contingent upon TESCO's one-year operating income percentage (OI%) as compared to TESCO's annual budget. The relative TSR metric is based on the year-over-year change in TSR for TESCO and its peers, calculated using the average closing prices for the month of December. The PSU Programs allow the Compensation Committee to exercise negative discretion in extreme cases. The OI% metric is based on a global target or a local target depending on the recipient's position and responsibilities. The PSU Programs allow for adjustments to the OI% goal in certain instances (e.g. major acquisition, divestiture, and similar other circumstances). The target number of PSUs awarded shall be adjusted positively or negatively based on TESCO's relative TSR performance and OI% over the one-year performance period. Payout multiples range from 0x to 1.5x target for each type of PSU. In all circumstances for the 2013 and 2014 PSU programs, the one-year performance period is followed by an additional two-year time-based vesting period. The number of PSUs earned at the end of a one-year performance period is “locked in.” The final value realized by the recipient is contingent upon TESCO's stock price performance over the additional two-year time-based vesting period with payouts made in shares at the end of the third year.
In December 2014, we revisited the PSU program and made significant changes to the grant terms. For PSUs awarded in December 2014, the performance period runs for a three-year period beginning on the date of grant until December 31, 2017. It is then followed by a short time-based vesting period to permit adequate time to calculate Corporate performance. Fifty percent (50%) of the target number of PSUs to NEOs and select managers is contingent upon the three-year earnings per share achieved by the

Corporation (“EPS”) as measured against sliding targets that vary based on the revenue achieved over that same period. The other fifty percent (50%) of the target number of PSUs is contingent upon TESCO's three-year return on capital employed ("ROCE") as measured against targets that vary based on the revenue achieved over that same period. Payout multiples range from 0x to 2.0x target for each type of PSU. The Compensation Committee believes that the extended performance period, matrix of targets to revenue, and increased opportunity to achieve a greater multiplier based on sustained multi-year performance will align NEO incentives with concrete, shareholder return and corporate performance.

Stock Options and Restricted Stock Units (“RSUs”): Stock option and RSU awards granted under our Incentive Plan generally vest in three annual installments. Stock option awards expire no later than seven years from the date of grant. Vested stock options may be exercised for a period of ninety days after termination of employment. Unvested incentive awards are forfeited upon termination of employment. The exercise price of options granted is set at the average of the high and low prices on the U.S. exchange where our shares are traded on the date of grant. Stock option grants (including grants made at other times or with respect to new hires or promoted employees) are not made effective during blackout periods except in exceptional circumstances, such as the appointment of Chris Boone as Chief Financial Officer and Principal Accounting Officer effective January 1, 2014.

Generally, the level of LTIP compensation is expected to increase in relation to an executive officer’s responsibilities. The Compensation Committee considers the present value of equity awards granted annually to executive officers, as well as market data provided by Mercer. Awards may be granted at any Board or Compensation Committee meeting. However, with respect to continuing employees and executives who are not receiving a grant due to promotion to a new position, such annual grants were made contemporaneously with our annual general meeting prior to November 2008. Our general practice is to make annual awards to directors, officers and other employees at the same time. Since November 2008, with one exception, the Board and Compensation Committee granted annual awards in the fourth quarter and we expect future annual awards to be made during that quarter.

Retirement and Benefits
In 2014, executive officers could also participate with other employees in share purchases pursuant to our Amended and Restated Employee Stock Savings Plan (“ESSP”) and in other benefit programs, such as the 401(k) savings program, and life, health, and disability plans. Please refer to “Summary Compensation Table” below. Our ESSP was approved by shareholders at our 2007 Annual General and Special Meeting, and a copy was filed as Exhibit 10.15 to our Annual Report on Form 10-K for the year ended December 31, 2014. ESSP participants are entitled to set their voluntary contributions at a level of up to 7.5% of their earnings, but executive officers may make contributions at a greater dollar level than other employees as a function of their generally higher base salaries. In 2014, the participating executive officers were eligible, as were all ESSP participants, for a matching contribution of up to 4% of their base salaries. Those executive officers participating in ESSP who are U.S. employees do not receive matching contributions in TESCO’s 401(k) program, as other U.S. employees do. This structure had been designed to increase corporate officer ownership in TESCO stock. In February 2015, the Compensation Committee agreed to exclude executive officers from participation in the ESSP noting the administrative burden and the ongoing compliance by each executive officer with the applicable minimum shareholding guidelines.

Other Compensation
Historically, we have reported certain life insurance premiums and the costs of annual physical exams for our NEOs. The life insurance program available to Messrs. Assing, Boone, Ferris, Foster, and Quintana is the same benefit program that provides Corporation-paid premiums to all salaried employees in the United States and is not considered a perquisite. In 2014, we have no "Other Compensation" to report for the life insurance premiums paid by the Corporation. Direct reimbursements paid for by the Corporation for annual physical exams are considered a perquisite and are available only to our executive officers. As of April 2015, the Corporation will no longer provide direct reimbursement for annual physicals as a benefit to its executive officers. The executive officers, nevertheless, continue to have access to subsidized or no-cost annual physical exams through the TESCO health insurance benefit programs, as applicable.

Compensation for 2014

Base Salary. The 2014 base salaries for our NEOs are shown below, under “Summary Compensation Table.” The Compensation Committee reviewed peer group data prepared by Mercer and believes that NEO base salary compensation was competitive in 2014.

Non-Equity Incentive Compensation.
The following is a breakdown of the potential STIP bonus that Messrs. Quintana, Assing, Boone, Ferris, and Foster could achieve:

•	25% was driven by achieving an Operating Income target between the threshold of $60 million and the target of $71.3 million;

•	25% of the potential STIP bonus was driven by achieving an Operating Margin target between 9.2% and the target of 12.3%; and

•	50% was driven by achieving the common strategic objectives.

No NEO achieved his target STIP bonus in 2014 largely due to the missed targets for both Operating Income Dollars and Margin as well as EPS. The 2014 STIP multiplier ranged from 1.0 up to 2.0 depending on the Corporation’s final 2014 EPS achieving between $0.83 to $1.22 as per the Corporation's internal plan. The multiplier of 1.0x applied to EPS achievements between $0.01 and $0.83 per share. The 2014 result was $0.68 per share.

Messrs. Quintana, Assing, Boone, and Ferris did partially achieve certain Common Strategic Objectives as outlined below. Messrs. Quintana, Assing, Boone, and Ferris did not achieve the common strategic target relating to the growth of after-market sales and services of third-party top drive revenue. Mr. Foster resigned in May 2014 and so is ineligible for the STIP bonus.

Common Strategic Objectives Achieved or Partially Achieved:

•	Product and service quality, health, safety, and environment conditions;

•	Year-end non-cash working capital target;

•	Tubular Services Margin;

•	Revenue generated by new technology systems; and

•	Commercialization of five new products from the Research and Development segment.

	Operating Income Achieved(1)	+	Operating Margin Achieved (1)	+	Common Strategic Goals Achieved(1)	=	Award(1)	x	EPS Multiplier	=	Actual Award(1)	Target Award(1)	Maximum Potential Award (1)
Julio M. Quintana	—	+	—	+	21.82	=	21.82	x	1.00	=	21.82	100	200
Fernando R. Assing	—	+	—	+	18.54	=	18.54	x	1.00	=	18.54	85	170
Christopher L. Boone	—	+	—	+	15.27	=	15.27	x	1.00	=	15.27	70	140
Dean Ferris	—	+	—	+	10.91	=	10.91	x	1.00	=	10.91	50	100
Jeffrey L. Foster(2)	—	+	—	+	—	=	—	x	—	=	—	50	100
(1) Stated as a percentage of the base salary paid in 2014.
(2) Mr. Foster resigned from the Corporation in May 2014 and therefore did not qualify for payment under the 2014 STIP.
The STIP targets for Mr. Ulakovic differed from our other NEOs in 2014 as he was not identified as an NEO until after the departure of Mr. Foster. In 2014, Mr. Ulakovic had goals associated with the Products segment and achieved 80.5% of target. The table below shows his achievements in 2014. His goals in 2015 will be aligned with the other NEOs.

	Operating Income Achieved(1)	+	Direct Profit Margin (1)	+	Net Absorption (1)	+	Operating Margin (1)	+	Personal Goals Achieved(1)	=	Award(1)	x	EPS Multiplier	=	Actual Award(1)	Target Award(1)	Maximum Potential Award (1)
Darko Ulakovic	—	+	8.00		4.00		—	+	18.59	=	30.59	x	1.00	=	30.59	40	80
(1) Stated as a percentage of 2014 base salary
Long Term Equity-Based Incentives. We made our annual grant in December 2014 as per our stated practice. In addition to this annual grant, we made individual grants to Mr. Boone upon his appointment as an executive officer and to Mr. Assing upon his promotion to President and Chief Executive Officer. See "Grants of Plan-Based Awards for 2014" on page 25 for a summary of the long term equity-based incentives granted to our NEOs in 2014. Compared to the prior year grant, this marked an increase in the percentage of awards granted as PSUs. The prior year mix was PSUs 40%, RSUs, 30%, and SOPs 30% while the grant made in December 2014 is a mix of PSUs 50%, RSUs, 30%, and SOPs 20%

2014 PSU Program. Our Compensation Committee determined that the Corporation met the performance targets for the 2014 PSU program awards granted in November 2013 and such units became “locked-in” as of December 31, 2014 (subject to the time-based vesting described above). Our Total Stockholder Return, or TSR, was calculated and compared to our peer group by our independent executive compensation consultant, Mercer, with the results shown in the table below. Two companies (Cal Dive International and Global Geophysical) were deemed to be 15th and 16th after delisting and/or seeking bankruptcy protection. Our operating income percentage, or OI%, target for 2014 was calculated by the Corporation, with the results shown in the table below.

PSU Metric	Performance Target (target for 100% award)	2014 Performance	Multiplier Applied to Target PSU Awards
Relative TSR:	8th of 16 peer group members (1 being the highest)	5th best of 16 companies	130%
OI%:	12.3%	Below the threshold	No awards will vest

Compensation Approach for 2015

Base Salary and Board of Director Fees. Acknowledging the challenging market conditions brought by a decline in commodity prices, the Corporation has taken several initiatives to reduce costs. Effective April 2015, base salaries in the United States were reduced by five percent (5%), including the annual base salaries of our NEOs located in the United States. The Compensation Committee similarly implemented a five percent (5%) reduction in retainers and meeting fees to Board of Directors members effective January 1, 2015.

Non-Equity Incentive Compensation. For the 2015 STIP program, 65% of the potential STIP bonus will be related to two financial metrics: (i) an Operating Income Margin target, and (ii) a Cash Conversion Cycle Days target, each set by the Compensation Committee. The remaining 35% of the potential bonus will be tied to two additional goals related to strategic initiatives and quality and safety targets. The Board reserves the right to make no STIP payments under the program in the event the Corporation has negative earnings for 2015. The total payout of the 2015 Program, which includes payments to other managers and employees of the Corporation, is capped at 10% of earnings before taxes, excluding the STIP payments. Below is a summary of the target and maximum 2015 STIP awards as measured as a percent of base salary.

Named Executive Officer	Target Award	Maximum Potential Award
Fernando R. Assing	100	200
Christopher L. Boone	70	140
Dean Ferris	50	100
Darko Ulakovic	40	80

Long Term Equity-Based Incentives. In determining the equity component of 2015 compensation, the Compensation Committee considered the previous say-on-pay results. After discussions with its outside consultant, Mercer, and the analysis of several compensation models, the committee deemed it in the best interests of the Corporation to adopt certain changes to the STIP and PSU programs. For the 2015 compensation cycle LTIP awards beginning with the awards made in December 2014, the Compensation Committee determined a mix of 20% stock options, 30% RSUs, and 50% PSUs. This marked a change from the 2014 compensation cycle when the Compensation Committee determined a mix of 30% stock options, 30% RSUs, and 40% PSUs. The committee believes that the greater weight towards PSUs is an effective method of aligning executives with the creation of sustained shareholder value.
2015 PSU Program. The PSU awards granted in December 2014 are tied to the Corporation's EPS and ROCE performance over the three-year performance period covering the fiscal years 2015 through 2017.

Minimum Equity Ownership Policy
Non-employee directors and certain executive officers are expected to meet the following guidelines:

Positions	Stock Ownership Guidelines
Non-Employee Directors	3 times annual retainer
Chief Executive Officer	3 times base salary
Chief Financial Officer; Chief Operating Officer	2 times base salary
Senior Vice Presidents	1 times base salary

If an individual is both a director and a senior executive officer, the individual is required to satisfy the equity ownership guidelines for senior executive officers. As of the date of this report, all covered non-employee directors and officers are in compliance with this policy.

The guidelines regarding equity ownership include direct and indirect beneficial ownership, as well as exercising control or direction over TESCO common shares and RSUs as at December 31, 2014. As a transition measure, persons subject to these guidelines have five years from the date of appointment to accumulate the minimum holdings, with the expectation that fifty percent (50%) of the ownership would be achieved by the end of the third year. In addition, specific arrangements may, on a case-by-case basis, be made for non-employee directors when a qualified candidate might be precluded from serving due to these requirements.

So long as an officer or director subject to these guidelines is not currently meeting the applicable equity ownership listed above (whether by reason of the number of shares acquired or a change in the value of the Corporation’s stock), he or she is expected to retain at least 75% of any shares issued upon vesting or exercise of an award under the Corporation’s Incentive Plan, net of those shares sold to meet tax obligations in respect of such vesting or exercise. Officers and directors not meeting this expectation are asked and expected to explain their particular circumstances to the Board and demonstrate a plan to meet the guidelines.
Insider Trading and Speculation in TESCO Stock
The Corporation has well established policies which prohibit our officers, directors, and employees from purchasing or selling our securities while in possession of material, nonpublic information or otherwise using such information in any manner that would violate applicable laws and regulations.
To align the economic risk of stock ownership of management and shareholders, our Insider Trading and Reporting Policy prohibits all employees and their immediate family from directly or indirectly speculating in TESCO stock, including the sale or purchase of puts, calls, options of TESCO stock or other derivative securities based on TESCO stock. Directors, officers, and certain key employees are further prohibited from (i) engaging in any type of hedging activity which is intended to offset the economic value of any direct or indirect interest of such person in TESCO securities, or (ii) pledging TESCO stock as collateral for loans.
Impact of Accounting and Tax Treatment
Section 162(m) of the Internal Revenue Code of 1986 as amended places a limit of $1,000,000 on the amount of compensation that may be deducted by the Corporation for U.S. tax purposes in any year with respect to our Chief Executive Officer and other “covered executives,” unless the compensation is “performance-based compensation” as described in Section 162(m) and the related regulations, as well as pursuant to a plan approved by TESCO’s shareholders. Although certain portions of the compensation paid to such executives may qualify for deductibility under Section 162(m), we did not consider deductibility under Section 162(m) as a material factor in designing compensation awards. Rather, we believe our interests are best served by designing our compensation arrangements to be competitive and to reward contributions to the achievement of our financial and non-financial goals.

The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option pricing model in accordance with applicable accounting standards. Once the fair value of each award is determined, the related compensation expense is recognized in our financial statements ratably over the vesting period.

Executive Compensation-Related Fees
The following table sets forth the fees paid by TESCO to the Compensation Committee's independent outside compensation consultant, Mercer, in the past two fiscal years. The table categorizes the fees paid to Mercer as either executive compensation-related fees or other fees (i.e. fees unrelated to executive compensation matters). The section “All Other Fees” below explains the fees paid for services rendered by Mercer to the Corporation unrelated to executive compensation matters. The Corporation expects the fees in 2015 to decrease from 2014 because the Compensation Committee has completed in 2014 its biennial review of the Corporation's compensation practices.

	2014	2013
Executive Compensation-Related Fees	$142,658	$5,358
Other Fees	$22,088	$980
All Other Fees
In 2014, Mercer rendered services to TESCO and its affiliates relating to employee compensation for certain offices in Indonesia, Malaysia, Mexico, and certain other markets. In 2013, Mercer rendered services to TESCO and its affiliates relating to employee compensation for certain offices in Asia. In both years, these fees are attributable to Mercer due to its acquisition in 2010 of ORC Worldwide, a formerly independent company, which management had retained to provide the Corporation with global compensation and cost of living data. The Compensation Committee has approved management's continued retention of ORC Worldwide's services.
COMPENSATION COMMITTEE REPORT

This report shall not be deemed to be soliciting material or to be filed with the SEC under the Securities Act of 1933 or the Exchange Act or incorporated by reference in any document so filed.

We, the Compensation Committee of the Board, have reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) within the Executive Compensation section of this Proxy Statement with the management of the Corporation. Based on such review and discussion, we are of the opinion that the executive compensation policies and plans provide appropriate compensation to properly align TESCO’s performance and the interests of its shareholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short- and long-term. Accordingly, we have recommended to the Board that the CD&A be included as part of this Proxy Statement.

SUBMITTED BY THE COMPENSATION COMMITTEE
OF THE TESCO CORPORATION BOARD OF DIRECTORS
Gary L. Kott, Chair
John P. Dielwart
Fred J. Dyment
R. Vance Milligan, Q.C., ICD.D

SUMMARY COMPENSATION TABLE

The following table shows the compensation paid by TESCO for the fiscal year ended December 31, 2014 to both individuals who served as Chief Executive Officer during that year, the Chief Financial Officer, the next two most highly compensated executive officers, and an executive officer who resigned in May 2014 (the "NEOs"). TESCO had no other executive officers in 2014. All compensation is presented as of December 31, 2014.  Fernando R. Assing and Julio M. Quintana each also served as Employee Directors in 2014 but received no compensation in that capacity. Mr. Jeffrey L. Foster resigned effective May 12, 2014.

Name	Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)		Total ($)
Julio M. Quintana (*)	Retired President and Chief Executive Officer	2014	573,218	—	—	—	124,919	2,327,787	(4)	3,025,924
		2013	556,973	—	1,053,702	435,357	537,800	22,800	(5)	2,606,632
		2012	540,750	—	2,015,024	865,867	392,500	21,900	(6)	3,836,041
Fernando R. Assing (*)	President and Chief Executive Officer	2014	450,865	—	1,783,184	278,800	82,993	19,389	(7)	2,615,231
		2013	364,932	—	722,207	174,460	244,900	17,674	(8)	1,524,173
		2012	334,800	—	519,400	151,767	122,700	14,862	(9)	1,143,529
Christopher L. Boone	Senior Vice President and Chief Financial Officer	2014	325,000	—	728,412	243,375	47,396	88,171	(10)	1,432,354
Dean Ferris (*)	Senior Vice President, General Counsel, and Corporate Secretary	2014	300,310	—	262,730	65,025	32,768	14,064	(11)	674,897
		2013	291,799	—	245,382	101,504	117,400	12,883	(12)	768,968
		2012	283,300	—	431,773	186,198	104,300	12,782	(13)	1,018,353
Darko Ulakovic (18)	Vice President, Products and General Manager, TMF	2014	188,226	—	131,976	32,725	56,988	7,451	(14)	417,366
Jeffrey L. Foster (19) (*)	Former Senior Vice President, Corporate Business Development	2014	124,659	—	—	—	—	499,856	(15)	624,515
		2013	318,270	—	209,298	87,230	151,200	13,982	(16)	779,980
		2012	309,000	—	392,781	172,869	104,900	13,718	(17)	993,268

(1)
Aggregate grant date fair value computed in accordance with FASB ASC Topic 718.  A discussion of the assumptions underlying the calculation can be found in Note 11 – Shareholders' equity and stock-based compensation in our Form 10‑K for the fiscal year ended December 31, 2014.

(2)	Represents amounts earned under the annual STIP program. Actual payments are made in March of the following year.

(3)	Includes employer matching payments from the ESSP, life insurance premiums, spousal personal travel, annual physical exams, severance payments, and other payments as detailed below.

(4)
(a) $1,728,000 severance payment to be paid July 2, 2015; (b) $576,000 CEO transition bonus to be paid July 2, 2015; (c) $22,818 in ESSP matching contributions; and (d) spouse's personal travel and meals relating to a TESCO event.

(5)	(a) $21,983 in ESSP matching contributions; (b) life insurance premiums; and (c) an annual physical exam.

(6)	(a) $21,000 in ESSP matching contributions and (b) life insurance premiums.

(7)	(a) $17,871 in ESSP matching contributions; (b) an annual physical exam; and (c) spouse's personal travel and meals relating to a TESCO event.

(8)	(a) $14,302 in ESSP matching contributions; (b) life insurance premiums; and (c) an annual physical exam.

(9)	(a) $11,477 in ESSP matching contributions; (b) life insurance premiums; (c) spousal personal travel; and (d) an annual physical exam.

(10)	Relocation expenses.

(11)	(a) $11,954 in ESSP matching contributions; (b) an annual physical exam, and (c) spouse's personal travel and meals relating to a TESCO event.

(12)	(a) $11,580 in ESSP matching contributions; (b) life insurance premiums; and (c) an annual physical exam.

(13)	(a) $11,243 in ESSP matching contributions; (b) life insurance premiums; and (c) an annual physical exam.

(14)	ESSP matching contributions.

(15)	(a) $494,102 severance payment, (b) ESSP matching contributions; and (c) an annual physical exam.

(16)	(a) $12,645 in ESSP matching contributions; (b) life insurance premiums; and (c) an annual physical exam.

(17)	(a) $13,163 in ESSP matching contributions; (b) life insurance premiums; and (c) an annual physical exam.

(18)
Mr. Ulakovic's Salary, Non-Equity Incentive Compensation, and All Other Compensation are set and paid in Canadian dollars. We have converted these payments into U.S. dollars based on an average exchange rate for 2014.

(19)	Mr. Foster resigned effective May 12, 2014. The salary provided in the table is the salary paid for his employment from January 1, 2014 until the effective date of his resignation.
(*)    Corrects previously reported Non-Equity Incentive Plan Compensation for 2013.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2014

		Estimated Future Payouts Range Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Plan Awards
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(2)
Julio M. Quintana	—	—	—	—	—	—	—	—	—	—	—
Fernando R. Assing	12/12/2014	—	—	—	28,800	57,600	115,200	34,600	65,600	$12.22	$1,405,484
	12/19/2014	—	—	—	15,000	30,000	60,000	20,000	—	—	$656,500
		$237,500	$475,000	$950,000	—	—	—	—	—	—	—
Chris L. Boone	1/1/2014	—	—	—	2,500	10,000	15,000	7,600	18,000	$19.83	$503,558
	12/12/2014	—	—	—	9,600	19,200	38,400	11,500	21,900	$12.22	$468,229
		$116,375	$232,750	$465,500
Dean Ferris	12/12/2014	—	—	—	6,700	13,400	26,800	8,100	15,300	$12.22	$327,755
		$73,625	$147,250	$294,500	—	—	—	—	—	—	—
Darko Ulakovic (1)	12/12/2014	—	—	—	3,400	6,800	13,600	4,000	7,700	$12.22	$164,701
		$41,660	$83,320	$166,640	—	—	—	—	—	—	—
Jeffrey L. Foster	—	—	—	—	—	—	—	—	—	—	—

(1)	Mr. Ulakovic's Non-Equity Incentive Compensation is set and paid in Canadian dollars. We have converted each payment into U.S. dollars based on an average exchange rate for 2014.
Grant Date. The Board of Directors made the annual grant of RSUs, PSUs, and stock options for fiscal year 2015 on December 12, 2014. Additionally, Mr. Boone received grants of RSUs, PSUs, and stock options on effective January 1, 2014 upon his employment by the Corporation and Mr. Assing received grants of RSUs and PSUs upon his appointment to the positions of President and Chief Executive Officer on December 19, 2014.
Estimated Possible Payouts Under Non-Equity Incentive Plan Awards. This column represents amounts available under the 2015 STIP, which were approved in December 2014. Amounts earned under the 2014 STIP by the named executive officers are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.” The amounts listed for Messrs. Assing, Boone, and Ferris consider the previously disclosed base salary reductions effective April 5, 2015.
Estimated Future Payouts Under Equity Incentive Plan Awards. This column sets forth the number of PSU awards to the NEOs in 2014 that are subject to performance tests as described below. These include units awards to each NEO as part of the annual grant in December 2014. The vesting dates for all of the outstanding PSUs held by the NEOs as of the end of 2014 are set forth in the "Outstanding Equity Awards as of December 31, 2014" table below. As described in the Compensation Discussion and Analysis section and Narrative of Disclosure to Summary Compensation table, the PSUs granted in December 2014 differ from those granted in prior years. Half of the units are subject to an EPS test and half of the units are subject to a ROCE test. For each half:

•	None of the units related to a measure vest if the performance is less than a minimum set forth in a matrix table tied to various revenue achievements over the three-year performance period;

•
At the threshold performance level, the payout in units would be 1/2 of the units indicated as target (except for the 1/1/2014 grant to Mr. Boone which would have been 1/4 of the units indicated as target); and

•	Performance at or above the maximum target would yield units equal to two times the target award (except for the 1/1/2014 grant to Mr. Boone which would be 1.5 times the target award).
All Other Stock Awards: Number of Shares of Stock. This column sets forth the number of RSU awards to the NEOs in 2014. Each RSU units is subject to a three-year time vesting period from the date of grant with one-third vesting on the grant anniversary until fully vested. Continued employment at the anniversary dates is a condition of the vesting.
All Other Option Awards: Number of Securities Underlying Options. This column sets forth the options to purchase shares of TESCO common stock granted to the NEOs as part of the annual grant in December 2014 or to Messrs. Assing and Boone as outlined above. The vesting dates for these options are set forth in the "Outstanding Equity Awards at December 31, 2014" table below. These options are scheduled to expire seven years after the date of grant.
Exercise or Base Price of Option Awards. This column sets forth the exercise price for each option grant. The exercise price is equal to the average of the high and low trading price on the grant date.
Grant Date Fair Value of Stock and Option Awards. This column sets forth the grant date fair value of the stock and option awards granted during 2014, calculated in accordance with applicable accounting requirements. A discussion of the assumptions underlying the calculation can be found in Note 11 – Shareholders' equity and stock-based compensation in our Form 10-K for the fiscal year ended December 31, 2014.
NARRATIVE OF DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE
Non-Equity Incentive Plan
Our 2014 short-term incentive program provides for annual bonus payments to the NEOs and other eligible employees based on EPS, Operating Income, Operating Margin, and certain strategic or financial objectives. A more detailed discussion of our short-term incentive plan and the performance objectives established under it for fiscal year 2014 is set forth in the “Compensation Discussion and Analysis” above. Short term incentive plan awards are included in the “Non-Equity Incentive Plan” column of the Summary Compensation and the Grants of Plan-Based Awards tables.

Performance Stock Units

Awards in 2012, 2013, and January 2014:

PSUs are restricted stock with a performance component that vest two years after a one-year measurement period (e.g. PSUs awarded in November 2013 measure performance from January 1, 2014 through December 31, 2014 and vest December 31, 2016). The payout of each PSU is determined on the date of vesting by multiplying the value of our common shares on that date times a multiplier (which may be greater than or less than 1). The multiplier is based upon a performance objective formula that is determined when the PSU is originally granted and is "locked-in" at the conclusion of the performance period. There is no payout when threshold performance is not met. If the target performance hurdle is met, 100% of target payout is provided. If the stretch performance hurdle is met, 150% of target payout is paid. Intermediate numbers are interpolated. There is potential for 150% of the target payout to be paid if the maximum performance hurdle is met. PSU awards are included in the “Stock Awards” column of the Summary Compensation Table. PSUs were granted in 2013 and 2012 but not in 2011.

Awards in December 2014:

PSUs are restricted stock with a performance component that vest 2.5 months after a three-year measurement period (e.g. PSUs awarded in December 2014 measure performance from January 1, 2015 through December 31, 2017 and vest March 15, 2018). The payout of each PSU is determined on the date of vesting by multiplying the value of our common shares on that date times a multiplier (which may be greater than or less than 1). The multiplier is based upon a performance objective formula that is determined when the PSU is originally granted and is "locked-in" at the conclusion of the performance period. The threshold, target and maximum objectives are set forth in a matrix table adopted by the Compensation Committee that sets forth varying revenue earned over the performance period. There is no payout when threshold performance is not met. If the target performance hurdle is met, 100% of target payout is provided. If the stretch performance hurdle is met, 200% of target payout is paid. Intermediate numbers are interpolated. There is potential for 200% of the target payout to be paid if the maximum performance hurdle is met. PSU awards are included in the “Stock Awards” column of the Summary Compensation Table. PSUs were granted in 2014, 2013, and 2012.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2014

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price (2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3)	Market Value of Shares or Units of Stock That Have Not Vested (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested (4)
Julio M. Quintana	65,900	—	$14.19	1/1/2017	—	—	—	—
	74,400	—	$10.03	1/1/2017	—	—	—	—
	54,900	—	$18.06	1/1/2017	—	—	—	—
Fernando R. Assing	35,900	—	$13.64	11/9/2017	—	—	—	—
	28,700	—	$14.34	8/10/2018	—	—	—	—
	19,800	9,900	$10.03	11/8/2019	—	—	—	—
	7,333	14,667	$18.06	11/7/2020
	—	65,600	$12.22	12/12/2021
	—	—	—	—	108,293	$1,382,902	—	—
	—	—	—	—	—	—	87,600	$1,118,652
Christopher L. Boone	—	18,000	$19.83	1/1/2021
	—	21,900	$12.22	12/21/2021
					30,600	$390,762
							19,200	$245,184
Dean Ferris	—	4,400	$14.19	5/10/2019	—	—	—	—
	5,800	5,800	$10.03	11/8/2019	—	—	—	—
	4,266	8,534	$18.06	11/7/2020
	—	15,300	$12.22	12/12/2021
	—	—	—	—	35,041	$447,474	—	—
	—	—	—	—	—	—	26,800	$342,236
Darko Ulakovic	1,533	3,067	$18.06	1/7/2020
	—	7,700	$12.22	12/12/2021
					7,787	$99,440
							6,800	$86,836
Jeffrey L. Foster	—	—	—	—	—	—	—	—

(1)
All options vest one-third per year on each anniversary and expire on the seventh anniversary of their respective grant dates. Vested options may be exercised for a period of 90 days following termination of employment. Unvested options are forfeited upon termination of employment. Per the terms of his Retirement Agreement, Mr. Quintana has two years from his Retirement Date to exercise his options.

(2)	For those options priced in Canadian dollars, the exercise price here is converted from C$ to US$ based on the Bank of Canada noon exchange rate on the date of grant.

(3)
Total number of (i) RSUs awarded to participant, and (ii) PSUs "locked-in" but unvested following the completion of the award's performance period (multiple award dates).  All RSUs vest one-third per year on each anniversary date of their respective grant dates and expire when fully vested. All PSUs granted in 2012 and 2013 vest on the second anniversary of the performance period conclusion.

(4)	Market Value is based on the average of the high and low prices of our common stock as reported by Nasdaq on December 31, 2014 ($12.77).

(5)	Reflects the target vesting value of the December 2014 PSU awards whose performance periods ends December 31, 2017.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR 2014

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired at Vesting (#)	Value Realized at Vesting ($)
Julio M. Quintana	348,600	2,536,937	79,930	1,181,950
Fernando R. Assing	56,600	482,136	30,753	456,094
Christopher L. Boone	—	—	—	—
Dean Ferris	4,400	32,076	16,734	248,163
Darko Ulakovic	—	—	1,267	20,483
Jeffrey L. Foster	3,000	21,930	1,500	31,380

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Potential Payments upon Termination
Messrs. Assing, Boone, and Ferris would be entitled to certain benefits upon termination pursuant to their employment agreements. Such benefits depend upon the circumstances surrounding their terminations, which are described below:

•	Termination by us upon death, disability or retirement. No additional benefits under his employment agreement.

•	Termination by us for cause or resignation by the NEO without good reason. No STIP payment for the year in which the termination occurs or severance payment would be due.

•
Termination by us without cause, or resignation by the NEO for good reason. (i) Mr. Assing would be entitled to a severance payment equal to two times the sum of his base annual salary and target STIP payment, and (ii) Messrs. Boone and Ferris would each be entitled to a severance payment equal to the sum of his annual base salary and target STIP payment. The STIP payment for the year in which he is terminated would be calculated on the basis of a full year participation, meeting all requirements for a target bonus.

The table below sets forth the total estimated payments and benefits that would be paid to Messrs. Assing, Boone, and Ferris as a result of the NEO’s termination of employment without cause or for good reason. The amounts shown assume termination of employment on December 31, 2014. The actual amounts that would be paid to the NEO under each scenario can only be determined at the time of termination.

Name	Termination Without Cause or for Good Reason ($)(1)
Fernando R. Assing President and Chief Executive Officer	2,000,000
Christopher L. Boone Senior Vice President and Chief Financial Officer	552,500
Dean Ferris Senior Vice President, General Counsel, and Corporate Secretary	453,018

(1)
The amounts shown do not include the value of vested stock options and incentive awards held by the NEOs as of December 31, 2014 because they had already been earned by the NEO and their vesting is not contingent on a termination of employment. See “Outstanding Equity Awards At December 31, 2014,” above.

Potential Payments upon a Change of Control
Messrs. Assing, Boone, Ferris, Foster, and Quintana each had an employment agreement with the Corporation in 2014. These employment agreements provide for certain benefits to be paid to the NEOs in the event of a “change of control,” defined as:

•
 A change in ownership that occurs when one person or a group (as determined for the purposes of Internal Revenue Code Section 409A) acquires stock that, combined with stock previously owned, controls more than 50% of the value or voting power of the stock of the Corporation (incremental increases in ownership by a person or group that already owns fifty percent (50%) of the Corporation do not result in a change in ownership);

•
A change in effective control that occurs on the date that, during any 12-month period, either (x) any person or group acquires stock possessing more than 50% of the voting power of the Corporation, or (y) the majority of the board of directors of the Corporation is replaced by persons whose appointment or election is not endorsed by a majority of the Board of the Corporation prior to the date of the appointment or election; or

•
A change in ownership of a substantial portion of the assets that occurs on the date that a person or a group acquires, during any 12-month period, assets of the Corporation having a total gross fair market value equal to more than 50% of the total gross fair market value of all of the Corporation’s assets; provided, however, that there is no change in control event under this subsection when there is a transfer to: (w) a shareholder of the Corporation (immediately before the asset transfer) in exchange for or with respect to its stock; (x) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Corporation immediately after the asset transfer; (y) a person, or more than one person acting as a group, that owns immediately after the asset transfer, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Corporation (Mr. Quintana’s agreement does not include this subsection (y)); or (z) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in item (y) within the meaning of Internal Revenue Code Section 409A. For the purposes of this paragraph (3) “gross fair market value” shall have the meaning as provided in Section 409A.

The NEOs would receive the following in the event of a change of control if they are employed by TESCO at that time. Under their employment agreements, Messrs. Assing, Boone, and Ferris would be due payments upon a change of control only if their employment is terminated by TESCO other than for cause, disability or death, or if the executive terminates his employment for good reason, within 12 months of such change of control (e.g. double-trigger change of control clauses).  Mr. Ulakovic is not a party to any agreement providing for payment upon change of control other than the terms of his equity instruments of grant that provide for accelerated vesting upon a change of control event. Mr. Quintana's contractual rights to a change of control payment expired on January 1, 2015 upon his retirement from employment.

	Trigger	Change of Control Payment	Acceleration of Existing Unvested Equity-Based Awards	18 Months of COBRA Benefit	280G Gross-Up Payment	Excess Parachute Payment Reduction
Julio M. Quintana	Single	3 x (Annual Base Salary + Maximum STIP)	Yes	Yes	Yes	No
Fernando R. Assing	Double	3 x (Annual Base Salary + Target STIP)	Yes	No	No	Yes
Christopher L. Boone	Double	2 x (Annual Base Salary + Maximum STIP)	Yes	Yes	No	No
Dean Ferris	Double	2 x (Annual Base Salary + Maximum STIP)	Yes	Yes	Yes	No
Jeffrey L. Foster	Double	2 x (Annual Base Salary + Maximum STIP)	Yes	Yes	No	No
Darko Ulakovic	N/A	N/A	Yes	No	No	No

To receive the benefits upon a change of control, the affected NEO must pay any debts owed to TESCO and must execute a release of liability in favor of TESCO against any future employment-related claims.

If we had experienced a change of control on December 31, 2014, we would have had to pay to the NEOs the following amounts.

Executive	Change of Control Payment ($)	Value of Accelerated Options ($) (1)	Value of Accelerated Performance Stock Units ($) (2)	Value of Accelerated Restricted Stock Units ($)	18 Mo. COBRA Benefit ($) (3)	280G Gross Up Payment ($) (4)	Total ($)
Julio M. Quintana (5)	5,188,203	—	—	—	30,963	1,936,942	7,156,108
Fernando R. Assing (6)(7)	3,000,000	66,980	1,520,516	990,832	—	—	5,578,328
Christopher L. Boone(6)	1,560,000	13,140	393,574	511,518	27,300	—	2,505,532
Dean Ferris(6)	1,208,048	25,362	574,823	217,978	27,300	626,202	2,679,713
Darko Ulakovic(8)	—	4,619	110,508	76,497	—	—	191,624
Jeffrey L. Foster (9)	—	—	110,508	—	—	—	—

(1)
The value of accelerated stock options upon a change of control has been calculated as the difference between the exercise price and the closing price of the shares on December 31, 2014, multiplied by the number of options vesting as a result of the change of control. Options with exercise prices above the market price on that date have not been taken into account.

(2)
The value of accelerated PSUs upon a change of control has been calculated (i) assuming target performance for those PSUs whose performance periods have not concluded, and (ii) using the locked-in units for those PSUs whose performance periods have concluded.

(3)	Messrs. Boone, Ferris, and Quintana are entitled to a lump sum payment equal to the cost of 18 months COBRA coverage.

(4)
In the event of a change of control effective December 31, 2014, it is estimated that the payments under employment agreements with Messrs. Quintana, Assing, Boone, and Ferris would be subject to an excise tax as “excess parachute payments” under Section 280G of the Internal Revenue Code (the "Code"). Under Mr. Quintana's retirement agreement and Mr. Ferris's employment agreement, TESCO would pay each individual an additional amount sufficient to cover the excise tax triggered under Section 4999 of the Code, as well as any applicable federal, state income and employment taxes that may apply to the additional amounts paid. These amounts are represented by the “280G Gross-Up Amounts” in the table.

(5)	Mr. Quintana retired as an employee effective January 1, 2015 and is ineligible for a change of control payment should such an event occur after December 31, 2014.

(6)
Messrs. Assing, Boone, and Ferris would be entitled to change of control payments if their employment was terminated for good reason by the executive or without cause by the Corporation within 12 months after a change of control.

(7)
Per the terms of Mr. Assing's employment agreement, if the payments and benefits would be subject to Section 280G of the Code, the payments and benefits will be reduced consistent with the requirements of Section 409A to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code.

(8)
Mr. Ulakovic is not a party to any agreement that provides severance upon a change of control but is eligible for accelerated vesting of his outstanding equity upon a change of control per the terms of his equity instruments of grant.

(9)	Mr. Foster resigned in May 2014.

NON-EMPLOYEE DIRECTOR COMPENSATION

Directors who are TESCO employees do not receive compensation for serving on the Board of Directors. The compensation that our non-employee directors earned for serving on our Board for the fiscal year ending December 31, 2014 is outlined below.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Total ($)
Michael W. Sutherlin	162,000	154,692	17,248	333,940
John P. Dielwart	77,278	151,495	47,040	275,813
Fred J. Dyment	104,000	103,870	—	207,870
Gary L. Kott	97,000	103,870	—	200,870
R. Vance Milligan, Q.C., ICD.D	84,000	103,870	—	187,870
John T. Reynolds(4)	68,818	—	—	68,818
Ellijio V. Serrano	60,778	151,495	47,040	259,313
Norman W. Robertson(5)	20,500	—	—	20,500

(1)	Represents retainers and meeting fees earned in 2014. Includes Q4 2014 fees paid in Q1 2015. Does not include Q4 2013 fees paid in Q1 2014.

(2)	Column reflects the fair value of RSUs awarded in 2014 calculated in accordance with FASB ASC Topic 718.

(3)	Column reflects the fair value of stock options awarded in 2014 calculated in accordance with FASB ASC Topic 718.

(4)	Director resigned from Board effective December 12, 2014.

(5)	Director concluded his Board term on May 9, 2014 and did not seek re-election.

During 2014, non-employee directors of the Corporation received an annual retainer of $35,000 and annual long-term incentive awards valued at approximately $95,000 on the date of grant. The long-term incentive awards made to Messrs. Sutherlin, Dielwart, and Serrano in March 2014 were half in RSUs and half in stock options. This model changed for the 2015 annual equity grant made in December 2014 to $110,000 of RSUs on the date of grant.

In addition to the annual retainer for all non-employee directors, the following positions received retainers in 2014:

Position	2014 Position Retainer
Non-Executive Chairman	$105,000 (1)
Chair of the Audit Committee	$18,000
Chair of the Compensation Committee	$15,000
Chair of the Corporate Governance Committee	$10,000
(1) Composed of $70,000 cash retainer and a $35,000 annual long-term incentive award composed of stock options and RSUs.
Non-employee directors of the Corporation received meeting fees of $2,000 per Board or committee meeting requiring personal attendance. They also received $1,000 per Board or committee meeting requiring attendance by telephone or an in-person meeting to which they were only able to attend by telephone. Directors are reimbursed for their reasonable travel expenses incurred to attend meetings in person. The non-employee directors do not receive any cash compensation other than that described by this paragraph. Under our bylaws, TESCO may not make any personal loan or extend credit to any director or officer.

Directors are entitled to participate in TESCO’s Incentive Plan. RSUs and stock options both vest in three annual installments and the stock options expire seven years from the date of grant. Unvested incentive awards granted to a non-employee director will vest automatically upon any change of control (as defined in the Incentive Plan), or upon the death, disability, retirement, voluntary refusal to stand for reelection, or any other change in such non-employee director’s status other than removal of such director by shareholder action.

The table below shows the aggregate number of options awards outstanding for each non-employee director as of December 31, 2014 as well as the number of shares underlying option awards during 2014 and the grant date fair value of option grants made during 2014. Beginning with the December 2014 annual grant to non-employee directors and continuing thereafter, only RSUs will be granted to non-employee directors.

Non-Employee Director Option Awards

Name	Aggregate Number of Option Awards Outstanding as of December 31, 2014 (#)	Option Awards Made During 2014 (#)	Grant Date Fair Value of Option Awards Made During 2014 ($) (1)
Michael W. Sutherlin	20,700	2,200	17,248
John P. Dielwart	6,000	6,000	47,040
Fred J. Dyment	67,100	—	—
Gary L. Kott	67,100	—	—
R. Vance Milligan, Q.C., ICD.D	67,100	—	—
John T. Reynolds	35,700	—	—
Elijio V. Serrano	6,000	6,000	47,040
Norman W. Robertson	—	—	—

(1)	Column reflects the fair value of stock options awarded in December 2014, calculated in accordance with FASB ASC Topic 718.

SECURITY OWNERSHIP BY DIRECTORS AND MANAGEMENT

Listed in the following table and the notes thereto is certain information with respect to the beneficial ownership of our Common Shares as of April 2, 2015, by (i) each of our current directors, (ii) each of our current named executive officers, and (iii) all of the aforementioned as a group. Under the Board's Minimum Equity Ownership Policy, our directors and certain executive officers are required to own TESCO common stock in order to align their interests with those of other shareholders. Ownership of TESCO stock ties a portion of their net worth to the Corporation's stock price and provides a continuing incentive for them to work toward superior long-term stock performance. The address for all of our directors and officers is c/o Tesco Corporation (a) until May 15, 2015, 3993 West Sam Houston Parkway North, Suite 100, Houston, Texas, United States 77043-1238; and (b) after May 15, 2015, 11330 Clay Road, Suite 350, Houston, Texas, United States 77041.

Name of Shareholder	Number of Shares Beneficially Owned		Percent of Class(1)
Directors
Michael W. Sutherlin	50,830	(2)	*
Fernando R. Assing	154,123	(3)	*
John P. Dielwart	2,833	(4)	*
Fred J. Dyment	73,532	(5)	*
Gary L. Kott	68,865	(6)	*
R. Vance Milligan, Q.C., ICD.D	72,765	(7)	*
Julio M. Quintana	511,380	(8)	1.3%
Elijio V. Serrano	2,833	(9)	*
Named Executive Officers[14]
Christopher L. Boone	8,533	(10)	*
Dean Ferris	30,370	(11)	*
Darko Ulakovic	5,304	(12)	*
All directors and named executive officers as a group (11 persons)	981,368		2.5%

(1)
Percentages have been based on 38,963,703 Common Shares issued and outstanding at April 2, 2015. For purposes of computing the percentage of outstanding Common Shares held by any individual listed in this table, any Common Shares that such person has the right to acquire pursuant to the exercise of a stock option and the settlement of RSUs that are exercisable or will vest within 60 days of April 2, 2015 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The symbol (*) denotes less than one percent (1%).

(2)
Sutherlin. Includes (i) 34,732 Common Shares, and (ii) 16,098 Common Shares issuable upon exercise of stock options and the settlement of RSUs that are exercisable or will vest within 60 days of April 2, 2015.

(3)
Assing. Includes (i) 62,390 Common Shares, and (ii) 91,733 Common Shares issuable upon exercise of stock options and the settlement of RSUs that are exercisable or will vest within 60 days of April 2, 2015.

(4)	Dielwart. Includes (i) 833 Common Shares, and (ii) 2,000 Common Shares issuable upon exercise of stock options.

(5)
Dyment. Includes (i) 27,265 Common Shares, and (ii) 46,267 Common Shares issuable upon exercise of stock options and the settlement of restricted stock units that are exercisable or will vest within 60 days of April 2, 2015.

(6)
Kott. Includes (i) 22,598 Common Shares, and (ii) 46,267 Common Shares issuable upon exercise of stock options and the settlement of restricted stock units that are exercisable or will vest within 60 days of April 2, 2015.

(7)
Milligan. Includes (i) 26,498 Common Shares, and (ii) 46,267 Common Shares issuable upon exercise of stock options and the settlement of restricted stock units that are exercisable or will vest within 60 days of April 2, 2015.

(8)	Quintana. Includes (i) 316,180 Common Shares held directly and through his ESSP accounts, and (ii) 195,200 Common Shares issuable upon exercise of options.

(9)	Serrano. Includes (i) 833 Common Shares, and (ii) 2,000 Common Shares issuable upon exercise of stock options.

(10)	Boone. Includes (i) 2,533 Common Shares, and (ii) 6,000 Common Shares issuable upon exercise of stock options.

(11)
Ferris. Includes (i) 13,736 Common Shares held directly and through his ESSP account, and (ii) 16,634 Common Shares issuable upon exercise of stock options and the settlement of restricted stock units that are exercisable or will vest within 60 days of April 2, 2015.

(12)
Ulakovic. Includes (i) 3,771 Common Shares held directly and through his ESSP account, and (ii) 1,533 Common Shares issuable upon exercise of stock options and the settlement of restricted stock units that are exercisable or will vest within 60 days of April 2, 2015.

For purposes of this proxy statement a “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (a) “voting power,” which includes the power to vote, or to direct the voting of, any class of our voting securities; and/or “investment power,” which includes the power to dispose, or to direct the disposition of, any class of our voting securities.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Listed in the following table and the notes thereto is certain information with respect to the beneficial ownership of our Common Shares as of April 2, 2015, by the persons known to us to be the beneficial owners of five percent or more of our Common Shares. To our knowledge, other than as set forth in the table below, there are no persons owning more than five percent of any class of our voting securities. Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power. Percentages calculated based on Shares Issued and Outstanding at April 2, 2015:  38,963,703.

Name and Address of Shareholder	Number of Shares Beneficially Owned		Percent of Class
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MY 21202	5,671,380	(1)	14.6%
Blackrock, Inc. 55 East 52nd Street New York, NY 10022	3,245,293	(2)	8.3%
LRP V Luxembourg Holdings S.à r.l. c/o Lime Rock Management LP 274 Riverside Avenue Westport, CT 06680	3,241,617	(3)	8.3%
The Vanguard Group Inc. 100 Vanguard Blvd. Malvern, PA 19355	2,186,116	(4)	5.6%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	2,099,257	(5)	5.4%
Dos Mil Doscientos Uno, Ltd. Ronda Universitat, 31 1-1 08007 Barcelona, Spain	2,010,000	(6)	5.2%

(1)	As reported on Schedule 13G/A as filed on February 11, 2015 with the Securities and Exchange Commission ("SEC") by T. Rowe Price Associates Inc.

(2)	As reported on Schedule 13G as filed on January 23, 2015 with the SEC by BlackRock Inc.

(3)
As reported on Schedule 13D/A as filed on December 2, 2014 with the SEC by LRP V Luxembourg Holdings S.à r.l. Lime Rock Management LP provides certain services for the benefit of funds it manages, one of which is Lime Rock Partners V, L.P., the sole shareholder of LRP V Luxembourg Holdings S.à r.l.

(4)	As reported on Schedule 13G as filed on February 10, 2015 by The Vanguard Group Inc.

(5)	As reported on Schedule 13G as filed on February 5, 2015 by Dimensional Fund Advisors LP.

(6)	As reported on Schedule 13G filed on February 17, 2014 with the SEC by Dos Mil Doscientos Uno, Ltd.

Section 16(a) Beneficial Ownership Compliance

Under the securities laws of the United States, TESCO’s directors, its executive officers, and any persons holding more than ten percent of a registered class of TESCO’s equity securities are required to report their ownership of TESCO’s Common Shares and other equity securities and any changes in that ownership to the SEC. Based solely upon a review of forms received by us and written representations of the reporting persons, we believe that all filing requirements applicable to TESCO’s officers, directors, and greater than 10% stockholders have been met for the fiscal year ended December 31, 2014 with the exceptions of several delinquent filings due to administrator error which were later remedied: (i) one Form 4 by Mr. Quintana, (ii) one Form 4 by Mr. Ferris, and (iii) two Form 4s by Mr. Assing. Mr. Darko Ulakovic was identified by the Board as a Section 16 officer on December 19th and delinquently registered as a Section 16 officer as of January 15, 2015.

EQUITY COMPENSATION PLAN INFORMATION AT DECEMBER 31, 2014

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,012,007 (1)	14.26 (2)	2,184,526 (3)(4)
Equity compensation plans not approved by security holders	—	—	—
Total	1,012,007 (1)	14.26 (2)	2,184,526 (3)(4)

(1)
An additional 573,875 shares were reserved for restricted stock units and 524,845 shares were reserved for performance stock units outstanding at December 31, 2014. Restricted stock units ("RSUs") settle on a 1:1 ratio. Performance stock units ("PSUs") may settle at a multiplier depending on achievement of performance criteria between either (i) 0 and 1.5 for awards made in 2012 and 2013, or (ii) 0 and 2.0 for awards made in 2014.

(2)	Currently outstanding RSUs and PSUs may be settled in cash or shares on vesting at the option of the Corporation.

(3)
Net of additional awards listed in note (1) above. Under the terms of our Incentive Plan, 10% of our outstanding Common Shares are authorized for the grant of equity incentive rewards to eligible directors, officers, employees, and other persons.

(4)	Includes shares reserved for a specified use as of December 31, 2014: 400,392 shares for issuance under the Corporation's ESSP.

AUDIT COMMITTEE REPORT

The following is our Audit Committee’s report in its role as the overseer of the integrity of our financial statements, the financial reporting process, our independent auditor’s performance, including their qualification and independence, and our compliance with legal and regulatory requirements. In carrying out its oversight responsibilities, our Audit Committee is not providing any expert or special assurance as to our financial statements or any professional certification as to the outside auditors' work. This report shall not be deemed to be soliciting material or to be filed with the SEC under the Securities Act of 1933 or the Exchange Act or incorporated by reference in any document so filed.

The Audit Committee is a committee of the Board of Directors comprised solely of independent directors as required by the listing standards of the Nasdaq Stock Market and rules of the SEC. The Audit Committee operates under a written charter which is available on the Corporation’s website at www.tescocorp.com by selecting “Investor Relations,” then “Corporate Governance.” The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for public company audit committees.

The Audit Committee has reviewed and discussed the consolidated financial statements as of and for the year ended December 31, 2014 with management and Ernst & Young LLP, the Corporation’s independent registered public accounting firm.

The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed with the independent auditors pursuant to Statement on Auditing Standards No. 61 (Communication with the Audit Committees), as amended (AICPA, Professional Standards, Vol. 1., AU Section 280) and as adopted by the Public Accounting Oversight Board ("PCAOB") in Rule 3200T, including the quality of the Corporation’s accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also discussed with Ernst & Young LLP matters relating to its independence and the written disclosures and letter from Ernst & Young LLP to the Audit Committee pursuant to Independence Standards Board Standard No.1 (Independence Discussions with Audit Committees), required by PCAOB Ethics and Independence Rule 3526.

Taking all of these reviews and discussions into account, the members who served on the Audit Committee on December 31, 2014 and on the date the Corporation filed its Annual Report on Form 10-K, have recommended that the Board of Directors approve the Corporation’s 2014 audited financial statements and their inclusion in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the SEC and Canadian securities regulators.

SUBMITTED BY THE AUDIT COMMITTEE
OF THE TESCO CORPORATION BOARD OF DIRECTORS
Fred J. Dyment, Chair
John P. Dielwart
Gary L. Kott
Elijio V. Serrano

MATTERS TO BE ACTED UPON AT THE MEETING
PROPOSAL ONE – Election of Directors

One of the purposes of the Meeting is to elect directors to hold office until the next annual general meeting of shareholders and until their successors have been qualified and duly elected or appointed. There are presently eight (8) directors, each of whose term of office will expire at the Meeting. One of the current directors, Mr. Quintana, is retiring and is not standing for re-election. Upon Mr. Quintana's retirement, the number of Board seats shall be set at seven (7) directors.

Below are the names, principal occupations, ages, committee memberships, directorships held with other public companies, and other biographical data for the seven (7) director nominees, as well as the month and year each nominee was first elected or appointed as one of our directors. The following information has been obtained from our records or from the nominees directly as of April 2, 2015. For further information concerning the nominees, see “Statement of Corporation Governance Practices” and “Security Ownership of Management and Certain Beneficial Owners” included elsewhere in this proxy statement. Each of the nominees for election has consented to being nominated, agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve.

The Board recommends a vote FOR all nominees.

Nominees for Director

Name and Occupation	Age	Director Since	Description
Fernando R. Assing President and Chief Executive Officer of the Corporation	49	December 2014
Mr. Fernando R. Assing has been a Director of the Corporation since December 2014. Mr. Assing served as our President and Chief Executive Officer since December 2014. Prior thereto, he served as our (i) Executive Vice President and Chief Operating Officer from December 2013, (ii) Senior Vice President and Chief Operating Officer from August 2011 until December 2013, and (iii) Senior Vice President of Marketing and Business Development from May 2009 until August 2011. Prior to joining TESCO, Mr. Assing served in multiple global and regional positions within the Integrated Projects Management Division of Schlumberger between 1997 and 2009. Before that, Mr. Assing worked for Technip in various project management and business development capacities between May 1991 and August 1997.

John P. Dielwart Independent Businessman	62	March 2014
Mr. Dielwart sits on the Audit and Compensation Committees. He retired from ARC Resources Ltd. in January 2013 after serving as that company's President or Chief Executive Officer since 2001. He founded ARC Resources Ltd. in July 1996 and served as President until 2009. Mr. Dielwart serves on the board of directors of three other public companies: ARC Resources Ltd., Denbury Resources Ltd., and TransAlta Corporation. Mr. Dielwart served two three-year terms as Governor of the Canadian Association of Petroleum Producers including eighteen months (2002-2004) as Chairman. Mr. Dielwart graduated from the University of Calgary in 1977 with a Bachelor of Science with Distinction in Civil Engineering. Mr. Dielwart is a resident of Calgary, Alberta, Canada. His independence, experience as a public company chief executive officer in the energy industry qualify him to serve on our Board.

Fred J. Dyment Independent Businessman	66	August 1996
Mr. Dyment is the Chair of the Audit Committee and sits on the Compensation and Corporate Governance & Nominating Committees. He retired from Maxx Petroleum Ltd. in May 2001 after serving as that company’s President and Chief Executive Officer since September 2000. Prior to that, Mr. Dyment was the President and Chief Executive Officer of Ranger Oil Limited. He serves on the boards of directors of the following public companies: ARC Resources Ltd., TransGlobe Energy Corporation, Major Drilling Group International, Inc. and is Chairman of WesternZagros Resources Ltd. From January to October 2007, Mr. Dyment served on the board of Western Oilsands Ltd. From September 2002 to May 2008, he served on the board of ZCL Composites Ltd. Mr. Dyment is a resident of Calgary, Alberta, Canada. Mr. Dyment’s independence, experience as a public company director and experience as an executive in the energy industry qualify him to serve on our Board.

Name and Occupation	Age	Director Since	Description
Gary L. Kott Independent Businessman	73	January 2000
Mr. Kott is Chair of the Compensation Committee and sits on the Audit Committee. He retired from Global Marine Inc. in 1998 after serving as that company’s Senior Vice President and Chief Financial Officer for two years. Prior to that, Mr. Kott served as President of Global Marine’s principal operating subsidiary, Global Marine Drilling Company, for 17 years. Mr. Kott is a resident of Montgomery, Texas, USA. Mr. Kott’s independence, experience as a public company director and as an executive in the energy industry qualify him to serve on our Board.

R. Vance Milligan, Q.C., ICD.D Retired Partner, Bennett Jones LLP, Barristers & Solicitors	63	February 2006
Mr. Milligan is Chair of the Corporate Governance and Nominating Committee and sits on the Compensation Committee. Prior to his retirement on December 31, 2010, Mr. Milligan had been a practicing lawyer with the Canadian national law firm of Bennett Jones LLP, Barristers & Solicitors, since August 1980. Mr. Milligan’s practice focused on representing public and private companies in the energy sector, with an emphasis on mergers and acquisitions, public and private financings, as well as matters relating to corporate governance. Mr. Milligan serves as a director of Newalta Corporation and had served as a director or trustee of its predecessor entities since 1994. Mr. Milligan is a resident of Calgary, Alberta, Canada. Mr. Milligan has completed the academic requirements for the Directors Education Program for the Institute of Corporate Directors and has been granted the designation of ICD.D. Mr. Milligan's independence, experience as a public company director, experience as an attorney practicing in matters of corporate law and governance, and his training qualify him to serve on our Board.

Elijio V. Serrano Senior Vice President and Chief Financial Officer of TETRA Technologies	57	March 2014
Mr. Serrano sits on both the Audit and the Corporate Governance and Nominating Committees. He currently serves as the Senior Vice President and Chief Financial Officer of TETRA Technologies Inc., positions he has held since August 2012. Prior thereto, he served as chief financial officer of UniversalPegasus International, a global project management, engineering, and construction management company, from October 2009 through July 2012. Following his resignation from Paradigm BV in February 2009 and until his acceptance of the position with UniversalPegasus International in October 2009, Mr. Serrano was retired. From February 2006 through February 2009, Mr. Serrano served as chief financial officer and executive vice president of Paradigm BV (formerly Paradigm Geophysical Ltd.), a provider of enterprise software solutions to the oil and gas industry. From October 1999 through February 2006, Mr. Serrano served as chief financial officer of EGL, Inc., a publicly-traded transportation and logistics company. From 1982 through October 1999, Mr. Serrano was employed in various capacities by Schlumberger Ltd., including as vice president and general manager of the western hemisphere operations of Schlumberger's Geco-Prakla seismic division (from 1997-1999), as group controller for the global operations of the Geco-Prakla seismic division (from 1996 to 1997), and from 1992 to 1996 as controller of various geographical units of the Geco-Prakla seismic division. Mr. Serrano received his B.B.A. degree in accounting and finance from the University of Texas at El Paso in 1979. Mr. Serrano became a certified public accountant in the State of Texas in 1986 and continued as a certified public accountant until March 2002, at which time his license became inactive. Mr. Serrano is a resident of Houston, Texas, USA. Mr. Serrano's independence and experience as a public company executive in the energy industry qualify him to serve on our Board.

Michael W. Sutherlin Independent Businessman	68	March 2012; previously September 2002 until August 2011
Mr. Sutherlin has served as our Chairman since January 2014. Mr. Sutherlin served as President and Chief Executive Officer from December 2006 and, since November 2006, a director of Joy Global, Inc., a mining equipment and services provider, until December 2013. Concurrently with his service as President, Chief Executive Officer and Director of Joy Global, Inc., Mr. Sutherlin served on the board of International Mining Machinery, Ltd. before that company was delisted and became a wholly owned subsidiary of Joy Global, Inc. in March 2012. Prior to that, Mr. Sutherlin served as Joy Global, Inc.'s Executive Vice President and the President and Chief Operating Officer of Joy Technologies, Inc. Before he joined Joy Global, Inc. in 2003, Mr. Sutherlin was Group President, Drilling Equipment, and President and Chief Operating Officer of Varco International, Inc. Mr. Sutherlin serves on the board of directors of one other public company: Peabody Energy. Mr. Sutherlin is a resident of Mercer Island, Washington, USA. Mr. Sutherlin's independence, experience as a public company director, and experience as an executive in the energy industry qualify him to serve on our Board.

PROPOSAL TWO – Appointment of the Independent Auditors

The Audit Committee of the Corporation proposes that Ernst & Young LLP ("E&Y") be appointed as TESCO's independent registered public accounting firm to hold office until the close of the next annual general meeting of shareholders. Representatives of E&Y are expected to be present at the Annual General Meeting and will have an opportunity to make a statement if they so desire and will respond to appropriate questions.

On February 23, 2015, the Audit Committee appointed E&Y as TESCO's independent registered public accounting firm for the fiscal year ending December 31, 2015, subject to the approval of TESCO's shareholders at our Annual General Meeting. During the fiscal years ended December 31, 2014 and December 31 2013, neither TESCO nor anyone acting on its behalf has consulted with E&Y on any of the matters or events set forth in Item 304(a)(2)(i) or 304(a)(2)(ii) of Regulation S-K. Prior to E&Y's appointment as TESCO's independent registered public accounting firm for fiscal year 2014, PricewaterhouseCoopers LLP had served as the appointed auditor for fiscal year 2013 and since our common shares were first listed on the Nasdaq.

Principal Accountant Fees and Services
The table below provides the aggregate fees paid or accrued by TESCO to its independent registered public accounting firms for the years ended December 31, 2013 and December 31, 2014.

	Ernst & Young LLP	PricewaterhouseCoopers LLP
Service Provided	2014	2013
Audit Fees (a)	$1,782,000	$1,590,000
Audit-related Fees	—	—
Tax Fees (b)	$184,000	$6,000
All Other Fees	$—	$5,200
Total	$1,966,000	$1,601,200

(a)
Audit fees consist of the aggregate fees billed or expected to be billed for professional services rendered by the independent registered accounting firm for the audit of TESCO’s annual financial statements and internal control structure in accordance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, and for services that are normally provided by the independent registered accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years.

(b)	Tax fees include services for tax compliance, research, and technical tax advice.

Our Audit Committee has considered all fees provided by the independent auditors to us and concluded this involvement is compatible with maintaining the auditors’ independence. For more information with respect to our Audit Committee and its relationship with our outside auditors, see “Statement of Corporate Governance Practices - Audit Committee” above.

Audit Committee Policy for Approval of Audit and Permitted Non-Audit Services
The Audit Committee is responsible for the appointment, retention, compensation, and oversight of our independent registered public accounting firm. The Audit Committee has adopted policies and procedures for pre-approving all services (audit and non-audit) performed by our independent registered public accounting firm. In accordance with such policies and procedures, the Audit Committee is required to pre-approve all audit and non-audit services to be performed by the independent registered public accounting firm in order to assure that the provision of such services is in accordance with SEC rules and regulations and does not impair the registered public accounting firm’s independence. Our Chief Financial Officer is the primary contact to receive and assess any proposed engagements from the independent registered public accounting firm. Following receipt and initial review for eligibility by these primary contacts, a proposal is forwarded to the Corporate Secretary for delivery to the Audit Committee which would review and consider whether to permit the proposed engagement. The Audit Committee has delegated specific authority for pre-approval to the Chair of the Audit Committee for the period between committee meetings, provided the estimated fee of the proposed service does not exceed $25,000. The Chair must report any decisions to the Audit Committee at its next scheduled meeting. A copy of our Protocol for Approval of Audit and Permitted Non-Audit Services Provided by External Auditors is available on our website at www.tescocorp.com by selecting “Investor Relations”, then “Corporate Governance.”

The Board recommends a vote FOR the appointment of Ernst & Young LLP as our independent auditors to hold office until the next annual general meeting of shareholders, at a remuneration to be determined by our Board.

PROPOSAL THREE–Approval of 2014 Named Executive Officer Compensation

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act required the SEC to adopt rules requiring TESCO to seek a non-binding advisory vote from our shareholders to approve the compensation awarded to our named executive officers disclosed pursuant to Section 14A of the Exchange Act and Item 402 of Regulation S-K.

We have established comprehensive compensation programs for our executive officers, including our named executive officers, as described in this proxy statement.  Shareholders should refer to and consider this information in evaluating the TESCO’s approach to compensating our executive officers.

The Compensation Committee will continue to emphasize compensation arrangements with the objective of aligning the financial interests of our executives with the long-term interests of our shareholders. Please refer to the sections entitled “Compensation Discussion and Analysis” and “Executive Compensation” of this proxy statement for a detailed discussion of TESCO’s executive compensation in 2014. Our Board recognizes that executive compensation is an important matter of shareholder concern and believes that providing shareholders with the opportunity to review our compensation programs annually is a matter of good corporate practice. Accordingly, we will continue to hold an annual advisory approval of TESCO’s executive compensation, which is consistent with the preference of approximately 75% of the votes cast at the 2011 annual general and special meeting of shareholders on the frequency of the executive compensation advisory vote.

You have the opportunity to vote for, against, or abstain from the non-binding advisory vote to approve the 2014 named executive officer compensation.

The Board recommends a vote FOR this Proposal.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as disclosed elsewhere in this proxy statement, no director, proposed director or executive officer of the Corporation or a subsidiary of the Corporation and no person who beneficially owns, or controls or directs, directly or indirectly, more than ten percent of the outstanding Common Shares (collectively, an “Informed Person”) and no proposed director of the Corporation or any associate or affiliate of any Informed Person or proposed director, had any material interest, direct or indirect, in any transaction since January 1, 2014 or in any proposed transaction that materially affects or would materially affect the Corporation or any of its subsidiaries.

Our Code provides that employees are to avoid situations or activities where their personal interests are, or may appear to be, in competition with or in opposition to TESCO’s interests. Employees are directed to disclose any potential conflicts of interest to a member of the executive management team. More specifically, employees may not engage, on TESCO’s behalf, in any transaction with a business in which the employee or a family member has an interest unless the employee has prior written approval from the executive management team or, if the employee is an officer or a director of TESCO, the Audit Committee of the Board.

 All of the transactions referenced below were conducted by the Corporation in the ordinary course of its business.

SM Energy Company

Our retired President and Chief Executive Officer is a member of the Board of Directors of SM Energy Company (“SM Energy”). SM Energy is engaged in the exploration, development, acquisition and production of natural gas and oil in the U.S.  During 2014, SM Energy and its subsidiaries purchased approximately $1.1 million in tubular services from TESCO. We believe that the prices we charged SM Energy were on terms similar to those provided to other third parties.

Xtreme Drilling and Coil Services Corp.

Mr. John Reynolds, an independent director of the Corporation until December 12, 2014, is an affiliate of LRP V Luxembourg Holdings S.A. which holds more than 10% of the shares of Xtreme Drilling and Coil Services Corp. ("XTreme") and which is represented on XTreme's board of directors. Xtreme is an onshore drilling and coiled tubing services contractor engaged by exploration and production companies in the United States, Canada and international markets.  During 2014, Xtreme purchased approximately $1.0 million of top drive related parts and services from TESCO. We believe that the prices we charged Xtreme were on terms similar to those provided to other third parties.

OTHER INFORMATION

Financial Statements for Fiscal Year 2014

At the annual general meeting of shareholders (the "Meeting"), TESCO's consolidated financial statements for the year ended December 31, 2014 and the report of the auditors thereon will be presented. These consolidated financial statements are included in the 2014 Annual Report which has been mailed concurrently with this proxy statement to all shareholders. No formal action will be taken at the Meeting to approve the financial statements. If any shareholder has questions respecting the December 31, 2014 financial statements, the questions may be brought forward at the Meeting. We filed an Annual Report on Form 10-K with the SEC and SEDAR on March 31, 2015. Shareholders may obtain a copy of our Annual Report, without charge, by writing to our Corporate Secretary at our principal executive offices located at the following addresses: (a) Until May 15, 2015, 3993 West Sam Houston Parkway North, Suite 100, Houston, Texas, United States 77043-1238; and (b) after May 15, 2015, 11330 Clay Road, Suite 350, Houston, Texas, United States 77041.

Indebtedness of Directors and Executive Officers

Under our bylaws, TESCO may not make any personal loan or extension of credit to a director or officer. As of the date hereof, no director, proposed director, or executive officer, or any associate of any such director, proposed director, or executive officer is or has been, at any time since January 1, 2014, indebted to TESCO, nor is or has been, at any time since January 1, 2014, any indebtedness of such persons been the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by TESCO or any of its subsidiaries.

Interest of Certain Persons or Companies in Matters to Be Acted On

Except as otherwise disclosed herein, no Person has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in matters to be acted upon at the Meeting. For the purpose of this paragraph “Person” shall include each person: (a) who has been a director, executive officer, or insider of the Corporation since the commencement of TESCO's last completed fiscal year; (b) who is a proposed nominee for election as a director of the Corporation; or (c) who is an associate or affiliate of a person referred to in (a) or (b).

No Incorporation by Reference of Certain Portions of this Proxy Statement

Notwithstanding anything to the contrary set forth in any of our filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate information in this Proxy Statement, neither the Audit Committee Report nor the Compensation Committee Report is to be incorporated by reference into any such filings as provided by SEC regulations. In addition, this Proxy Statement includes certain website addresses intended to provide inactive, textual references only. The information on these websites shall not be deemed part of this proxy statement.

Additional Information

We file annual, quarterly, and special reports, proxy statements, and other information with the SEC at 100 F Street, N.E., Washington, D.C. 20549 and with Canadian securities regulatory authorities. You may read and copy any reports, statements, or other information we file at the SEC’s public reference rooms in Washington, D.C. Please call the SEC at (800) SEC-0330 for further information on the public reference rooms. Our public filings are also available to the public from commercial document retrieval services and on the website maintained by the SEC at www.sec.gov, as well as at www.sedar.com. We make available on or through our website at www.tescocorp.com, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, press releases, charters for the committees of our Board, our Code and other company information, including amendments to such documents as soon as reasonably practicable after such materials are electronically filed or furnished to the SEC or otherwise publicly released. Such information will also be furnished upon written request to us at our corporate headquarters.

You should rely only on the information contained in this proxy statement to vote on each of the proposals submitted for shareholder vote. We have not authorized anyone to provide you with information that is different from what is contained in (or incorporated by reference into) this proxy statement. This proxy statement is dated April 9, 2015. You should not assume that the information contained in this proxy statement is accurate as of any later date.

/s/ Dean Ferris
By order of the Board of Directors,
Dean Ferris
Corporate Secretary
April 9, 2015

EXHIBIT A

[Tesco Logo]	[Computershare Logo]
Mr. Sam Sample	9th Floor, 100 University Avenue
123 Samples Street	Toronto, Ontario M5J 2Y1
Sampletown SS X9X 9X9	www.computershare.com

Security Class COMMON
Holder Account Number C9999999999                                                                IND

Form of Proxy – Annual General Meeting to be held on May 12, 2015

This Form of Proxy is solicited by and on behalf of the Board of Directors and Management.

Notes to proxy

1.
Every holder has the right to appoint some other person or company of their choice, who need not be a holder, to attend and act on their behalf at the meeting or any adjournment thereof. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see reverse).

2.
If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you must sign this proxy with signing capacity stated, and you may be required to provide documentation evidencing your power to sign this proxy.

3.	This proxy should be signed in the exact manner as the name(s) appear(s) on the proxy.

4.	If this proxy is not dated, it will be deemed to bear the date on which it is mailed by the Board of Directors and Management to the holder.

5.
The securities represented by this proxy will be voted as directed by the holder, however, if such a direction is not made in respect of any matter, this proxy will be voted as recommended by the Board of Directors and Management.

6.
The securities represented by this proxy will be voted or withheld from voting, in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly.

7.	This proxy confers discretionary authority in respect of amendments to matters identified in the Notice of Annual General Meeting or other matters that may properly come before the meeting.

8.	This proxy should be read in conjunction with the accompanying documentation provided by the Board of Directors and Management.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS:

The proxy statement is available at
http://www.tescocorp.com/2015Proxy

Proxies submitted must be received by 11:00 a.m. (Central Time), on Monday, May 11, 2015.
VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK!

[Graphic] To vote Using the Telephone	[Graphic] To Vote Using the Internet	[Graphic] To Receive Documents Electronically

Call the number listed BELOW from	Go to the following web site:	You can enroll to receive future
A touch tone telephone.	www.computershare.com/proxy	securityholder communications
1-866-732-VOTE (8683) Toll Free		electronically, by visiting
www.computershare.com/eDelivery
And clicking on "eDelivery Signup"

If you vote by telephone or the Internet, DO NOT mail back this proxy.

A - 1

Voting by mail may be the only method for securities held in the name of a corporation or securities being voted on behalf of another individual.
Voting by mail or by Internet are the only methods by which a holder may appoint a person as proxyholder other than the nominees named on the reverse of this proxy. Instead of mailing this proxy, you may choose one of the two voting methods outlined above to vote this proxy.

To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER listed below.

CONTROL NUMBER 123456

Mr. Sam Sample Number C9999999999 IND
Appointment of Proxyholder
I/We, being holder(s) of Tesco Corporation hereby appoint(s):		Enter the name of the person you are
Fernando R. Assing, President and Chief Executive Officer, or failing him,		appointing if this person is someone
Dean Ferris, Sr. Vice President, General Counsel, and Corporate Secretary	OR	other than the foregoing _________

as my/our proxyholder with full power of substitution and to vote in accordance with the following direction (or if no directions have been given, as the proxyholder sees fit) and all other matters that may properly come before the Annual General Meeting of Tesco Corporation to be held at The Woodlands Waterway Marriott Hotel & Convention Center, 1601 Lake Robbins Drive, The Woodlands, Texas 77380, United States of America, on May 12, 2015 at 11:00 a.m. (Central Time) and at any adjournment thereof.

VOTING RECOMMENDATIONS ARE INDICATED BY HIGHLIGHTED TEXT OVER THE BOXES.

1. Election of Directors

Nominees:
1	Fernando R. Assing	FOR	WITHHOLD
2	John P. Dielwart	FOR	WITHHOLD
3	Fred J. Dyment	FOR	WITHHOLD
4	Gary L. Kott	FOR	WITHHOLD
5	R. Vance Milligan, Q.C., I.CD.D	FOR	WITHHOLD
6	Elijio V. Serrano	FOR	WITHHOLD
7	Michael W. Sutherlin	FOR	WITHHOLD

2. Appointment of Auditors

Appointment of Ernst & Young LLP, an independent registered public accounting firm, as Auditors of the Corporation to hold office until the next annual general meeting of shareholders, and authorization of the Board of Directors to fix its remuneration.

FOR                      AGAINST                    ABSTAIN

3. Approval of 2014 Named Executive Officer Compensation

Non-binding advisory vote to approve the 2014 named executive officer compensation.

FOR                      AGAINST                      ABSTAIN

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To vote in the Proxyholder's discretion upon amendments or variations to the matters identified in the Notice of Annual General Meeting set forth in the Proxy Statement and any other business which may properly come before the meeting or any adjournment thereof.

None of these proposals are related to or conditioned upon the approval of any other matter or proposal. All of these proposals are being proposed by the Board of Directors and Management.

Authorized Signature(s) - This section must be completed
For your instructions to be executed.

If you are voting on behalf of a corporation or another individual you may be required to provide documentation evidencing your power to sign this VIF with signing capacity stated.	Signature(s) ________________________	Date ____ /____ / ______

Interim Financial Statements.	Annual Report

Mark this box if you would like to receive interim financial statements and accompanying Management's Discussion and Analysis by mail.	Mark this box if you would NOT like to receive Annual Report and accompanying Management's Discussion and Analysis by mail.	Mark this box if you wish to receive a legal form of Proxy (see Note #8 on reverse).

If you are not mailing back your VIF, you may register online to receive the above financial report(s) by mail at www.computershare.com/mailinglist.

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